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TABLE OF CONTENTS

Exhibit (a)(1)(A)

Offer To Purchase For Cash
All Outstanding Shares of Common Stock
of
ACCELRYS, INC.
at
$12.50 NET PER SHARE
by
3DS ACQUISITION CORP.
a wholly owned direct subsidiary of
DASSAULT SYSTEMES AMERICAS CORP.
a wholly owned indirect subsidiary of
DASSAULT SYSTÈMES SA

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, AT THE END OF THE DAY ON THURSDAY, MARCH 13, 2014,
UNLESS THE OFFER IS EXTENDED.

        This Offer (as defined herein) is being made pursuant to the Agreement and Plan of Merger, dated as of January 30, 2014 (the "Merger Agreement"), among Dassault Systemes Americas Corp. ("Parent"), a Delaware corporation, 3DS Acquisition Corp. ("Purchaser"), a Delaware corporation and a wholly owned direct subsidiary of Parent, and Accelrys, Inc., a Delaware corporation ("Accelrys"). Purchaser is offering to purchase all the issued and outstanding shares of common stock of Accelrys, par value $0.0001 per share ("Shares"), at a price per Share of $12.50, net to the seller in cash, without interest (such amount, as it may be adjusted from time to time on the terms and subject to the conditions set forth in the Merger Agreement, the "Offer Price"), and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (as defined below). The Offer is conditioned upon, among other things, (i) the satisfaction of the Minimum Condition (as defined below), (ii) the expiration or termination of any applicable waiting period (or any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and under any antitrust laws in Germany and Austria applicable to the purchase of Shares pursuant to the Offer or the subsequent merger of Purchaser with and into Accelrys, with Accelrys continuing as the surviving corporation (the "Merger"), and the receipt of all applicable consents or approvals required under such applicable laws and (iii) the receipt of a written confirmation by the Committee on Foreign Investment in the United States stating that it has completed its review (or, if applicable, investigation) under Section 721 of the United States Defense Production Act of 1950, as amended, and the regulations promulgated thereunder and determined that there are no unresolved national security concerns with respect thereto (or following an investigation, the President of the United States shall not have exercised his authority thereunder to suspend or prohibit the Offer, the Merger and the other transactions contemplated by the Merger Agreement (collectively, the "Transactions")). The term "Minimum Condition" is defined in Section 15—"Certain Conditions of the Offer" and generally requires that the number of Shares validly tendered and not validly withdrawn (excluding Shares delivered pursuant to guaranteed delivery instructions for which certificates have not yet been delivered) prior to the expiration of the Offer represents at least a majority of Shares then outstanding determined on a fully diluted basis (which is calculated as the sum of all Shares then issued and outstanding, plus all Shares which Accelrys may be required to issue as of such date pursuant to options, warrants, convertible securities or similar obligations then outstanding). The Offer is also subject to other conditions set forth in this Offer to Purchase. See Section 15—"Certain Conditions of the Offer". There is no financing condition to the Offer.

        The Board of Directors of Accelrys has unanimously adopted resolutions (i) authorizing and approving the execution, delivery and performance of the Merger Agreement by Accelrys and the consummation of the Transactions; (ii) resolving that the Merger Agreement and the Merger shall be governed by Section 251(h) of the General Corporation Law of the State of Delaware and that the Merger shall be consummated as soon as practicable following the consummation of the Offer; (iii) determining that the Merger Agreement and the Transactions are advisable, fair to and in the best interests of Accelrys and its stockholders; and (iv) recommending that the stockholders of Accelrys accept the Offer and tender their Shares pursuant to the Offer.

 IMPORTANT

        Any stockholder of Accelrys wishing to tender Shares in the Offer must (i) complete and sign the letter of transmittal that accompanies this Offer to Purchase (the "Letter of Transmittal") in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined herein), together with any certificates representing Shares tendered, (ii) follow the procedure for book-entry transfer described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" or (iii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder wishes to tender its Shares.

        Any stockholder of Accelrys may also tender Shares pursuant to the guaranteed delivery procedure described in Section 3—"Procedures for Accepting the Offer and Tendering Shares".

        Questions and requests for assistance may be directed to the Information Agent (as defined herein) or the Dealer Manager (as defined herein) at their addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery (as defined herein) and other related materials may also be obtained from the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

The Dealer Manager for the Offer is:

Foros Securities LLC

February 13, 2014

 SUMMARY TERM SHEET

        3DS Acquisition Corp., a Delaware corporation ("Purchaser", "us" or "we") and a wholly owned direct subsidiary of Dassault Systemes Americas Corp., a Delaware corporation ("Parent"), and a wholly owned indirect subsidiary of Dassault Systèmes SA, a French corporation with limited liability ("Dassault Systèmes SA"), hereby offers to purchase (the "Offer") all the issued and outstanding shares of common stock, par value $0.0001 per share ("Shares"), of Accelrys, Inc., a Delaware corporation ("Accelrys"), at a price per Share of $12.50, net to the seller in cash, without interest (such amount, as it may be adjusted from time to time on the terms and subject to the conditions set forth in the Agreement and Plan of Merger (the "Merger Agreement") dated as of January 30, 2014, among Parent, Purchaser and Accelrys, the "Offer Price"), and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal that accompanies this Offer to Purchase (the "Letter of Transmittal"). The following are answers to some of the questions you, as a stockholder of Accelrys, may have about the Offer. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal and the other documents to which we have referred you, because this summary may not contain all the information that is important to you. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal and the other documents to which we have referred you.

Who is offering to buy my securities?

        Our name is 3DS Acquisition Corp., a Delaware corporation that was formed for the purpose of making this Offer. We are a wholly owned direct subsidiary of Parent, which is a wholly owned indirect subsidiary of Dassault Systèmes SA. See the "Introduction" to this Offer to Purchase and Section 8—"Certain Information Concerning Dassault Systèmes SA, Parent and Purchaser".

What are the classes and amounts of securities sought in the Offer?

        We are seeking to purchase all the issued and outstanding Shares. See the "Introduction" to this Offer to Purchase and Section 1—"Terms of the Offer".

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

        We are offering to purchase Shares at a price per Share of $12.50, net to the seller in cash, without interest (subject to adjustments from time to time on the terms and subject to the conditions set forth in the Merger Agreement), and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal. If you are the record holder of Shares and tender directly to Computershare Trust Company, N.A., the depositary for the Offer (the "Depositary"), you will not be obligated to pay brokerage fees or commissions. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and such person tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

Do you have the financial resources to make payment?

        We estimate that we will need approximately $760 million to (i) purchase all the issued and outstanding Shares validly tendered in the Offer and acquire all the remaining issued and outstanding Shares pursuant to the merger of Purchaser with and into Accelrys, with Accelrys continuing as the surviving corporation (the "Merger"), (ii) cash out certain equity awards granted by Accelrys and

i

(iii) pay related transaction fees and expenses. Dassault Systèmes SA currently has and expects to continue to have, and will provide us with, sufficient funds to consummate these transactions. See Section 9—"Source and Amount of Funds".

Is your financial condition relevant to my decision to tender my Shares in the Offer?

        We do not think our financial condition is material to your decision whether to tender Shares and accept the Offer because:

  •
  the Offer is being made for all outstanding Shares solely for cash;

  •
  as described above, Dassault Systèmes SA currently has and expects to continue to have, and will provide us with, sufficient funds to consummate the Transactions;

  •
  the Offer is not subject to any financing condition; and

  •
  if we consummate the Offer, we expect to acquire any remaining outstanding Shares not purchased in the Offer for the same cash price per Share in the Merger.

        See Section 9—"Source and Amount of Funds".

How long do I have to decide whether to tender my Shares in the Offer?

        Unless we extend the Offer, you will have until 12:00 midnight, New York City time, at the end of the day on March 13, 2014, to tender your Shares in the Offer. Furthermore, if you cannot deliver everything required to make a valid tender by that time, you may still participate in the Offer by using the guaranteed delivery procedure that is described in Section 3 of this Offer to Purchase prior to that time. See Section 1—"Terms of the Offer" and Section 3—"Procedures for Accepting the Offer and Tendering Shares".

Can the Offer be extended and under what circumstances?

        Yes. We have agreed in the Merger Agreement that so long as neither Accelrys nor Parent has terminated the Merger Agreement in accordance with its terms:

  •
  We must extend the Offer for one or more successive periods of 10 business days each, if at the otherwise-scheduled expiration date of the Offer any of the conditions to the Offer (other than the Minimum Condition) is not satisfied or, to the extent permitted by the Merger Agreement, waived. The term "Minimum Condition" is defined in Section 15—"Certain Conditions of the Offer" and generally requires that the number of Shares validly tendered and not validly withdrawn (excluding Shares delivered pursuant to guaranteed delivery instructions for which certificates have not yet been delivered) prior to the expiration of the Offer represents at least a majority of Shares then outstanding determined on a fully diluted basis (which is calculated as the sum of all Shares then issued and outstanding, plus all Shares which Accelrys may be required to issue as of such date pursuant to options, warrants, convertible securities or similar obligations then outstanding). We will not, however, be required to extend the Offer beyond the Outside Date. The "Outside Date" is May 30, 2014 (which date shall be automatically extended by 30 days if specified required regulatory approvals have not been obtained as of May 30, 2014).

  •
  We may extend the Offer, or, at the request of Accelrys, must extend the Offer, for one or more successive periods of 10 business days each, if at the otherwise-scheduled expiration date of the Offer, all conditions to the Offer (other than the Minimum Condition) have been satisfied or waived. We will not, however, be required or permitted to extend the Offer more than four times in these circumstances, nor are we required to extend the Offer beyond the Outside Date.

  •
  Notwithstanding any of the limitations set forth above, we must extend the Offer for any period required by applicable law or judgment, or any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or its staff that is applicable to the Offer.

        See Section 1—"Terms of the Offer" for more details on our obligation and ability to extend the Offer.

Will you provide a subsequent offering period?

        We do not presently intend to offer a subsequent offering period and are not permitted by the Merger Agreement to do so without Accelrys' consent.

How will I be notified if the Offer is extended?

        Any extension of the Offer will be followed by a public announcement no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was otherwise scheduled to expire. See Section 1—"Terms of the Offer".

What are the most significant conditions to the Offer?

        The Offer is conditioned upon, among other things:

  •
  satisfaction of the Minimum Condition;

  •
  the expiration or termination (a) of any applicable waiting period (or any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the purchase of Shares pursuant to the Offer or consummation of the Merger, and (b) of all applicable waiting periods under any applicable antitrust laws in Germany and Austria and the obtaining of all applicable consents or approvals required under any applicable antitrust laws in Germany and Austria; and

  •
  written confirmation by the Committee on Foreign Investment in the United States stating that it has completed its review (or, if applicable, investigation) under Section 721 of the United States Defense Production Act of 1950, as amended, and the regulations promulgated thereunder and determined that there are no unresolved national security concerns with respect thereto (or following an investigation, the President of the United States shall not have exercised his authority to suspend or prohibit the Offer, the Merger and the other transactions contemplated by the Merger Agreement (collectively, the "Transactions")).

        The Offer is also subject to other conditions set forth in this Offer to Purchase. There is no financing condition to the Offer. We can waive some of the conditions to the Offer without Accelrys' consent. We cannot, however, waive or amend the Minimum Condition without Accelrys' prior written consent. See Section 15—"Certain Conditions of the Offer".

How do I tender my Shares?

        In order for Shares to be validly tendered pursuant to the Offer, you must follow these instructions:

  •
  If you are a record holder and you have certificated Shares, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (1) the Letter of Transmittal, properly completed and duly executed, (2) share certificates evidencing such Shares ("Share Certificates"), in proper form for transfer, and (3) any other documents required by the Letter of Transmittal.

  •
  If you are a record holder and you hold uncertificated Shares in book-entry form with Accelrys' transfer agent, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (1) the Letter of Transmittal, properly completed and duly executed, and (2) any other documents required by the Letter of Transmittal.

  •
  If your Shares are held in "street" name and are being tendered by book-entry transfer, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (1) a Book-Entry Confirmation (as defined under Section 2—"Acceptance for Payment and Payment for Shares"), (2) the Letter of Transmittal, properly completed and duly executed, or an Agent's Message (as defined under Section 2—"Acceptance for Payment and Payment for Shares") and (3) any other documents required by the Letter of Transmittal.

  •
  If your Share Certificates are not immediately available, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, or you otherwise cannot deliver all required documents to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please contact Innisfree M&A Incorporated (the "Information Agent") for assistance.

  •
  If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

        See Section 3—"Procedures for Accepting the Offer and Tendering Shares".

Until what time may I withdraw previously tendered Shares?

        You may withdraw your previously tendered Shares at any time until the Offer has expired and, if we have not accepted your Shares for payment by April 13, 2014, you may withdraw them at any time after that date until we accept Shares for payment. See Section 4—"Withdrawal Rights".

How do I withdraw previously tendered Shares?

        To withdraw previously tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depositary at any time at which you have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares and such broker, dealer, commercial bank, trust company or other nominee must effectively withdraw such Shares at any time at which you have the right to withdraw Shares. See Section 4—"Withdrawal Rights".

What is the recommendation of the Accelrys Board with respect to the Offer?

        The Board of Directors of Accelrys has unanimously adopted resolutions (i) authorizing and approving the execution, delivery and performance of the Merger Agreement by Accelrys and the consummation of the Transactions; (ii) resolving that the Merger Agreement and the Merger shall be governed by Section 251(h) of the General Corporation Law of the State of Delaware ("DGCL") and that the Merger shall be consummated as soon as practicable following the consummation of the Offer; (iii) determining that the Merger Agreement and the Transactions are advisable, fair to and in the best interests of Accelrys and its stockholders; and (iv) recommending that the stockholders of Accelrys accept the Offer and tender their Shares pursuant to the Offer. A more complete description of the reasons for the Accelrys board's approval of the Offer and the Merger is set forth in Accelrys'

Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to Accelrys' stockholders together with this Offer to Purchase. See the "Introduction" to this Offer to Purchase.

If the Offer is completed, will Accelrys continue as a public company?

        No. As soon as practicable following the purchase of Shares in the Offer, we expect to consummate the Merger. If the Merger takes place, Accelrys will no longer be publicly traded. Even if for some reason the Merger does not take place, if we purchase all the tendered Shares, there may be so few remaining stockholders and publicly held Shares that Shares will no longer be eligible to be traded through the Nasdaq Global Select Market or other securities exchanges, there may not be an active public trading market for Shares and Accelrys may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See Section 13—"Certain Effects of the Offer".

Will the Offer be followed by a merger if all Shares are not tendered in the Offer?

        Yes, unless the conditions to the Merger are not satisfied or waived. If we accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer, and the other conditions to the Merger are satisfied or waived, Purchaser will merge with and into Accelrys, with Accelrys continuing as the surviving corporation. If the Merger takes place, Parent will own 100% of Accelrys, and all of the remaining stockholders of Accelrys, other than Accelrys, Parent, Purchaser, any of their respective direct or indirect wholly owned subsidiaries and any dissenting stockholders of Accelrys that properly exercise appraisal rights under applicable Delaware law, will have the right to receive an amount in cash equal to the Offer Price, subject to any required withholding of taxes. See the "Introduction" to this Offer to Purchase. See also Section 11—"The Transaction Agreements" and Section 15—"Certain Conditions of the Offer" for a description of the conditions to the Merger and the Offer.

        Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger in the event that the Offer is consummated. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger. See Section 11—"The Transaction Agreements" and Section 12—"Purpose of the Offer; Plans for Accelrys".

If I decide not to tender, how will the Offer affect my Shares?

        If you decide not to tender your Shares in the Offer and the Merger occurs, your Shares will be converted into the right to receive an amount in cash equal to the Offer Price, subject to any required withholding of taxes. Unless you validly exercise your appraisal rights under Section 262 of the DGCL, you will have the right to receive the same amount of cash per Share in the Merger that you would have received had you tendered your Shares in the Offer. If you do validly exercise your appraisal rights, then you may receive the judicially determined fair value of your Shares, which could be higher or lower than the price per Share paid by us pursuant to the Offer and the Merger.

        Therefore, if the Merger takes place, and you do not validly exercise your appraisal rights under Section 262 of the DGCL, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares. If you decide not to tender your Shares in the Offer and we purchase Shares that are tendered, but the Merger does not occur, you will remain a stockholder of Accelrys. However, there may be so few remaining stockholders and publicly traded Shares that Shares will no longer be eligible to be traded through the Nasdaq Global Select Market or other securities exchanges and there may not be an active public trading market for Shares, which means you may not be able to sell your Shares. Also, as described above, Accelrys may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly

v

held companies. See the "Introduction" to this Offer to Purchase and Section 13—"Certain Effects of the Offer".

What is the market value of my Shares as of a recent date?

        On January 29, 2014, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the closing sale price per Share reported on the Nasdaq Global Select Market was $9.72 per Share. On February 12, 2014, the last full trading day prior to the commencement of the Offer, the closing sale price per Share reported on the Nasdaq Global Select Market was $12.48. Before deciding whether to tender your Shares, you should obtain a current market quotation for Shares. See Section 6—"Price Range of Shares; Dividends".

What are the United States federal income tax consequences of having my Shares accepted for payment in the Offer or receiving cash in exchange for my Shares in the Merger?

        The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. If you hold Shares as capital assets for U.S. federal income tax purposes and are a U.S. Holder (as defined under Section 5—"Material United States Federal Income Tax Consequences"), you will generally recognize a capital gain or loss on a sale of Shares for cash pursuant to the Offer or an exchange of Shares for cash pursuant to the Merger, in an amount equal to the difference, if any, between the U.S. dollar amount received and your adjusted tax basis in such Shares. See Section 5—"Material United States Federal Income Tax Consequences".

Will I have the right to have my Shares appraised?

        Appraisal rights are not available in connection with the Offer, and stockholders of Accelrys who tender Shares in the Offer will not have appraisal rights in connection with the Merger. However, if we accept Shares in the Offer and the Merger is completed, holders of Shares will be entitled to exercise appraisal rights in connection with the Merger if they do not tender Shares in the Offer, subject to and in accordance with applicable Delaware law. Stockholders who comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of Shares. The value so determined could be higher or lower than the price per Share paid by us pursuant to the Offer and the Merger. You should be aware that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a sale transaction, such as the Offer and the Merger, are not opinions as to fair value under applicable Delaware law.

        The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders of Accelrys desiring to exercise any available appraisal rights under Section 262 of the DGCL, and is qualified in its entirety by the full text of Section 262 of the DGCL. See Section 16—"Certain Legal Matters; Regulatory Approvals".

Who should I call if I have questions about the Offer?

        You may call Innisfree M&A Incorporated, the Information Agent, at (888) 750-5834 (toll free) or (212) 750-5833 (call collect). Foros Securities LLC is acting as the dealer manager (the "Dealer Manager") for the Offer. See the back cover of this Offer to Purchase.

To the Holders of Shares of
Common Stock of Accelrys:

INTRODUCTION

        3DS Acquisition Corp., a Delaware corporation ("Purchaser", "us" or "we") and a wholly owned direct subsidiary of Dassault Systemes Americas Corp., a Delaware corporation ("Parent") and a wholly owned indirect subsidiary of Dassault Systèmes SA ("Dassault Systèmes SA"), a French corporation with limited liability, hereby offers to purchase (the "Offer") all outstanding shares of common stock, par value $0.0001 per share ("Shares"), of Accelrys, Inc., a Delaware corporation ("Accelrys"), at a price per Share of $12.50, net to the seller in cash, without interest (such amount, as it may be adjusted from time to time on the terms and subject to the conditions set forth in the Merger Agreement (as defined herein), the "Offer Price"), and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal that accompanies this Offer to Purchase (the "Letter of Transmittal").

        The Offer is being made pursuant to the Agreement and Plan of Merger dated as of January 30, 2014 (the "Merger Agreement"), among Parent, Purchaser and Accelrys. The Offer is conditioned upon, among other things, (i) the satisfaction of the Minimum Condition (as defined herein), (ii) the expiration or termination of any applicable waiting period (or any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and under any antitrust laws in Germany and Austria applicable to the purchase of Shares pursuant to the Offer or consummation of the merger of Purchaser with and into Accelrys, with Accelrys continuing as the surviving corporation (the "Merger"), and the receipt of all applicable consents or approvals required under such applicable laws and (iii) the receipt of a written confirmation by the Committee on Foreign Investment in the United States ("CFIUS") stating that it has completed its review (or, if applicable, investigation) under Section 721 of the United States Defense Production Act of 1950, as amended, and the regulations promulgated thereunder (the "Exon-Florio Amendment") and determined that there are no unresolved national security concerns with respect thereto (or following an investigation, the President of the United States shall not have exercised his authorities thereunder to suspend or prohibit the Offer, the Merger and the other transactions contemplated by the Merger Agreement (collectively, the "Transactions")). The term "Minimum Condition" is defined in Section 15—"Certain Conditions of the Offer" and generally requires that the number of Shares validly tendered and not validly withdrawn (excluding Shares delivered pursuant to guaranteed delivery instructions for which certificates have not yet been delivered) prior to the expiration of the Offer represents at least a majority of Shares then outstanding determined on a fully diluted basis (which is calculated as the sum of all Shares then issued and outstanding plus all Shares which Accelrys may be required to issue as of such date pursuant to options, warrants, convertible securities or similar obligations then outstanding). The Offer is also subject to other conditions set forth in this Offer to Purchase. See Section 15—"Certain Conditions of the Offer". There is no financing condition to the Offer.

        Accelrys has advised Parent that at the close of business on January 28, 2014, (i) 55,712,233 Shares were issued and outstanding (of which no Shares were held by Accelrys in its treasury) and no company preferred stock was issued and outstanding, (ii) 10,887,375 Shares were reserved and available for issuance pursuant to the Company Stock Plans (as defined herein), of which 1,216,181 Shares were reserved for issuance pursuant to the Company ESPP (as defined herein), (iii) 6,634,439 Shares were issuable upon exercise of outstanding options to purchase Shares granted under the Company Stock Plans or otherwise (other than rights under the Company ESPP) ("Company Stock Options") and (iv) 1,558,417 shares were issuable upon vesting and settlement of restricted stock units payable in Shares, or whose value is determined with reference to the value of Shares, granted under the Company Stock Plans or otherwise ("Company RSUs").

        The Merger Agreement is more fully described in Section 11—"The Transaction Agreements".

        Tendering stockholders who are record holders of their Shares and tender directly to Computershare Trust Company, N.A., the Depositary for the Offer (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.

        The Board of Directors of Accelrys (the "Accelrys Board"), at a meeting duly called and held, has duly and unanimously adopted resolutions (i) authorizing and approving the execution, delivery and performance of the Merger Agreement by Accelrys and the consummation of the Transactions; (ii) resolving that the Merger Agreement and the Merger shall be governed by Section 251(h) of the General Corporation Law of the State of Delaware ("DGCL") and that the Merger shall be consummated as soon as practicable following the consummation of the Offer; (iii) determining that the Merger Agreement and the Transactions are advisable, fair to and in the best interests of Accelrys and its stockholders; and (iv) recommending that the stockholders of Accelrys accept the Offer and tender their Shares pursuant to the Offer.

        A description of the reasons for the Accelrys Board's approval of the Offer and the Merger is set forth in Accelrys' Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to Accelrys' stockholders together with this Offer to Purchase (the "Schedule 14D-9").

        The Merger Agreement provides that, subject to the conditions described in Section 11—"The Transaction Agreements", Purchaser will be merged with and into Accelrys, with Accelrys continuing as the surviving corporation as a wholly owned direct subsidiary of Parent. Pursuant to the Merger Agreement, the Merger will become effective at the time (such time, the "Effective Time") the certificate of merger (the "Certificate of Merger") is filed with the Delaware Secretary of State or at such later time specified in the Certificate of Merger, as may be agreed by the parties. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $12.50, in cash, without interest, and subject to any required withholding of taxes, except for (i) Shares owned by Parent or Purchaser, if any, or Shares owned by Accelrys as treasury stock, if any, which will be canceled and will cease to exist, (ii) Shares owned by a subsidiary of Accelrys or a subsidiary of Parent (other than Purchaser), if any, which will be converted into and become shares of common stock of the surviving corporation and (iii) Shares owned by Accelrys' stockholders who properly demand appraisal of their Shares pursuant to applicable Delaware law.

        Because the Merger will be consummated in accordance with Section 251(h) of the DGCL, approval of the Merger following the consummation of the Offer will not require a vote of stockholders. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates a tender offer for any and all of the outstanding stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger, (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the Merger Agreement, and (iii) at the time that the board of directors of the company to be acquired approves the merger agreement, no other party to the merger agreement is an "interested stockholder" under the DGCL. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will own at least the amount of shares of each class of stock of Accelrys that would, absent Section 251(h) of the DGCL, be required to approve the Merger. Following the consummation of the Offer and subject to the satisfaction of the conditions to the Merger, Purchaser, Parent and Accelrys will take all necessary and appropriate action to effect the Merger as promptly as practicable without a meeting of stockholders of Accelrys in accordance with Section 251(h) of the DGCL. See Section 11—"The Transaction Agreements".

        This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

 THE TENDER OFFER

1.  Terms of the Offer.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the expiration date of the Offer and not withdrawn as permitted under Section 4—"Withdrawal Rights". The time, if any, at which Purchaser accepts for payment all Shares validly tendered, pursuant to and subject to the conditions of the Offer, which shall occur promptly after the scheduled expiration of the Offer (unless we extend the Offer pursuant to the terms of the Merger Agreement), is referred to as the "Acceptance Time." The Offer will expire at 12:00 midnight, New York City time, at the end of the day on Thursday, March 13, 2014 unless Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the expiration date of the Offer is the latest date at which the Offer, as so extended, expires (such date, including any such extensions, the "Expiration Date").

        The Offer is conditioned upon the satisfaction of (i) the Minimum Condition, (ii) the Antitrust Condition (as defined below) and (iii) the CFIUS Condition (as defined below). The Offer is also subject to other conditions set forth in this Offer to Purchase. See Section 15—"Certain Conditions of the Offer".

        The Merger Agreement provides that so long as neither Accelrys nor Parent has terminated the Merger Agreement in accordance with its terms:

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  We must extend the Offer for one or more successive periods of 10 business days each, if at the otherwise-scheduled expiration date of the Offer any of the Offer Conditions as defined herein (other than the Minimum Condition) is not satisfied or, to the extent permitted by the Merger Agreement, waived. We will not, however, be required to extend the Offer beyond the Outside Date. The "Outside Date" is May 30, 2014 (which date shall be automatically extended by 30 days if specified required regulatory approvals have not been obtained as of May 30, 2014).

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  We may extend the Offer, or, at the request of Accelrys, must extend the Offer, for one or more successive periods of 10 business days each, if at the otherwise-scheduled expiration date of the Offer, all Offer Conditions (other than the Minimum Condition) have been satisfied or waived. We will not, however, be required or permitted to extend the Offer more than four times in these circumstances, nor are we required to extend the Offer beyond the Outside Date. We will also not be required to extend the expiration date of the Offer following the consummation of a transaction contemplated by a Company Takeover Proposal (as defined herein, but references to 20% in such definition are deemed for this purpose to be references to 50%).

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  Notwithstanding any of the limitations set forth above, we must extend the Offer for any period required by applicable law or judgment, or any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or its staff that is applicable to the Offer.

        We do not presently intend to offer a subsequent offering period, and we are not permitted by the Merger Agreement to do so without Accelrys' consent.

        Any extension of the Offer will be followed by a public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares.

        Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless previously accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after April 13, 2014. For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to

Purchase. Any such notice of withdrawal must specify the name of the person who tendered Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates (as defined below) evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3—"Procedures for Accepting the Offer and Tendering Shares"), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares", any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility (as defined below) to be credited with the withdrawn Shares.

        Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, Purchaser expressly reserves the right to (i) except as provided below, waive any Offer Condition, (ii) increase the Offer Price and (iii) make any other changes in the terms of the Offer. However, no change may be made by Parent or Purchaser, without the prior written consent of Accelrys, which (a) reduces the number of Shares to be purchased in the Offer, (b) reduces the Offer Price, (c) waives the Minimum Condition, (d) imposes conditions to the Offer in addition to the Offer Conditions (as defined herein), (e) modifies any Offer Condition in any manner adverse to the holders of Shares, (f) waives the Regulatory Conditions or the Governmental Authority Condition (each as defined herein), (g) extends the Offer other than as permitted under the Merger Agreement, (h) changes the form of consideration payable in the Offer, (i) otherwise amends the Offer in any manner materially adverse to the holders of Shares, or (j) provides for a "subsequent offering period" (or any extension thereof) in accordance with Rule 14d-11 promulgated under the Exchange Act.

        The rights reserved by Purchaser as described in the preceding paragraph are in addition to Purchaser's rights described in Section 15—"Certain Conditions of the Offer". Any delay, termination, waiver or amendment of the Offer will be followed promptly by public announcement if required. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

        If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may be withdrawn only to the extent that tendering stockholders are entitled to withdrawal rights as described below under Section 4—"Withdrawal Rights". However, the ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer.

        If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or the information concerning such offer, other than a change in the consideration offered, a change in the percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the relative materiality of the changes to the terms or information. With respect to a change in the consideration offered, a change in the percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, an offer generally must remain open for a minimum of ten business days following the dissemination of such information to stockholders.

        Accelrys has provided Purchaser with Accelrys' stockholder list and security position listings for the purpose of disseminating this Offer to Purchase and related documents to holders of Shares. This Offer to Purchase and the related Letter of Transmittal, together with the Schedule 14D-9, will be mailed to record holders of Shares whose names appear on Accelrys' stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

        All questions as to validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding upon the tendering party.

2.  Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will, and Parent will cause Purchaser to, promptly following the expiration of the Offer, accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer. See Section 1—"Terms of the Offer".

        In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares ("Share Certificates"), if any, or confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares", (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents with respect to Shares are actually received by the Depositary. Under no circumstances will Purchaser pay interest on the purchase price to be paid for any Shares, regardless of any extension of the Offer or delay in making payment.

        The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant. The term "Agent's Message" also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary's office.

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may only be withdrawn to the extent that tendering stockholders are entitled to withdrawal rights as described below under Section 4—"Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act.

        If any tendered Shares are not accepted for payment pursuant to the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares", such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer.

3.  Procedures for Accepting the Offer and Tendering Shares.

        Valid Tenders.    In order for Shares to be validly tendered pursuant to the Offer, you must follow these instructions:

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  If you are a record holder and you have certificated Shares, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (1) the Letter of Transmittal, properly completed and duly executed, (2) Share Certificates evidencing such Shares, in proper form for transfer, and (3) any other documents required by the Letter of Transmittal.

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  If you are a record holder and you hold uncertificated Shares in book-entry form with Accelrys' transfer agent, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (1) the Letter of Transmittal, properly completed and duly executed, and (2) any other documents required by the Letter of Transmittal.

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  If your Shares are held in "street" name and are being tendered by book-entry transfer, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (1) a Book-Entry Confirmation, (2) the Letter of Transmittal, properly completed and duly executed, or an Agent's Message and (3) any other documents required by the Letter of Transmittal.

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  If your Share Certificates are not immediately available, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, or you otherwise cannot deliver all required documents to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please contact the Information Agent for assistance.

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  If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

        Book-Entry Transfer.    The Depositary will establish an account with respect to Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal if:

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  the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of Shares) of Shares tendered therewith, unless such registered holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or

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  Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program or any other "eligible guarantor institution", as such term is defined in Rule 17Ad-15 of the Exchange Act (each, an "Eligible Institution" and collectively, "Eligible Institutions").

        In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    Shares may also be tendered if all the following conditions are satisfied:

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  such tender is made by or through an Eligible Institution;

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  a properly completed and duly executed notice of guaranteed delivery (the "Notice of Guaranteed Delivery"), substantially in the form made available by Purchaser, must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires; and

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  the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal within three trading days after the date of execution of such Notice of Guaranteed Delivery: (A) if Shares being tendered are certificated, (1) the Letter of Transmittal, properly completed and duly executed, (2) Share Certificates evidencing such Shares, in proper form for transfer, and (3) any other documents required by the Letter of Transmittal, (B) if Shares being tendered are uncertificated, (1) the Letter of Transmittal, properly completed and duly executed, and (2) any other documents required by the Letter of Transmittal and (C) if Shares are being tendered by book-entry transfer, (1) a Book-Entry Confirmation, (2) the Letter of Transmittal, properly completed and duly executed, or an Agent's Message and (3) any other documents required by the Letter of Transmittal.

        The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

        Notwithstanding any other provision of this Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) Share Certificates, if any, evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents with respect to Shares are actually received by the Depositary.

        Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until the Shares to which such Notice of Guaranteed Delivery relates are delivered to the Depositary.

        The method of delivery of the Letter of Transmittal, any Share Certificates and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and the risk of the tendering stockholder and the delivery will be deemed made only when actually received by the Depositary (including, in the case of book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign Shares tendered, as specified in the Letter of Transmittal, and that when accepted for payment, we will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding upon the tendering party. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares by any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. None of Dassault Systèmes SA, Parent, Purchaser, Accelrys, the Depositary, Innisfree M&A Incorporated (the "Information Agent"), Foros Securities LLC (the "Dealer Manager") or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

        Appointment as Proxy.    By executing the Letter of Transmittal, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder's proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment:

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  all such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares;

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  all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked;

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  no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective); and

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  the designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Accelrys' stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper.

        Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Accelrys' stockholders.

4.  Withdrawal Rights.

        Except as otherwise described in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after April 13, 2014.

        For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares", any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

        If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein and as otherwise required by Rule 14e-1(c) under the Exchange Act.

        Withdrawals of Shares may not be rescinded.    Any Shares withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered following one of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" at any time prior to the Expiration Date.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding upon the tendering party. None of Dassault Systèmes SA, Parent, Purchaser, Accelrys, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  Material United States Federal Income Tax Consequences.

        The following is a general summary of material U.S. federal income tax consequences of the Offer and the Merger to stockholders of Accelrys whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (or as a result of exercising appraisal rights). This summary does not purport to address all U.S. federal income tax matters that may be relevant to a particular stockholder. This summary does not address tax considerations applicable to stockholders that may be subject to special tax rules including, without limitation, the following: (i) persons that are subject to special expatriation rules; (ii) financial institutions; (iii) insurance companies; (iv) dealers or traders in securities or currencies or notional principal contracts; (v) tax-exempt entities; (vi) persons that hold Shares as part of a "hedging" or "conversion" transaction or as a position in a "straddle" or as part of a "synthetic security" or other integrated transaction for U.S. federal income tax purposes; (vii) stockholders subject to the alternative minimum tax; (viii) regulated investment companies; (ix) real estate investment trusts; (x) persons that own (or are deemed to own) 5% or more of the outstanding Shares; (xi) partnerships and other pass-through entities and persons who hold Shares through such partnerships or other pass-through entities; (xii) persons that have a "functional currency" other than the U.S. dollar; and (xiii) stockholders that acquired (or will acquire) Shares through exercise of employee stock options or otherwise as compensation.

        This summary is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof. All of the foregoing are subject to change, and changes could apply retroactively and could affect the tax consequences described below.

        For purposes of the Offer and the Merger, a "U.S. Holder" means a beneficial owner of Shares that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any political subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons has the authority to control all the substantial decisions of the trust or (b) that has a valid election under applicable U.S. Treasury Regulations to be treated as a U.S. person. For purposes of the Offer and the Merger, a "Non-U.S. Holder" is a beneficial owner of Shares that is not a U.S. Holder. If a partnership (or other entity taxable as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding Shares should consult their tax advisors.

        The descriptions of U.S. federal income tax consequences set forth below are for general information only. You should consult your own tax advisors as to the particular tax consequences to you of this Offer and the Merger, including the application of U.S. federal, state, local and foreign tax laws and possible changes in such laws.

        Consequences of the Offer and the Merger to U.S. Holders.    The exchange of Shares for cash pursuant to the Offer or the Merger (or upon exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes. If you hold Shares as capital assets for U.S. federal income tax purposes, you will generally recognize a capital gain or loss on a sale of Shares for cash pursuant to the Offer or an exchange of Shares for cash pursuant to the Merger (or upon exercise of appraisal rights), in an amount equal to the difference, if any, between the U.S. dollar amount received and your adjusted tax basis in such Shares. Gain or loss will generally be calculated separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger (or upon exercise of appraisal rights). Any capital gain or loss recognized will be long-term capital gain or loss if your holding period for such Shares exceeds one year. For both corporate and non-corporate taxpayers, the deductibility of capital losses against ordinary income is subject to limitations.

        Consequences of the Offer and the Merger to Non-U.S. Holders.    Payments you receive as a Non-U.S. Holder with respect to Shares that you exchange in the Offer or the Merger (as a result of exercising appraisal rights) generally will be exempt from U.S. federal income tax, unless:

  •
  your gain, if any, on Shares is effectively connected with your conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to your permanent establishment in the United States), in which case (i) you will be subject to U.S. federal income tax in the same manner as if you were a U.S. Holder (except that you should provide an IRS Form W-8ECI instead of a Substitute Form W-9) and (ii) if you are a corporation, you may also be subject to branch profits tax on such gain at a 30% rate (or such lower rate as may be specified under an applicable income tax treaty); or

  •
  you are an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case you will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of Shares (net of certain losses recognized during such year).

        Backup Withholding.    All payments to which you would be entitled pursuant to the Offer or the Merger (as a result of exercising appraisal rights) will be subject to backup withholding at a rate of 28%, unless you (i) are a corporation, a Non-U.S. Holder or another exempt recipient; or (ii) provide a taxpayer identification number ("TIN") and certify that no loss of exemption from backup withholding has occurred. If you are a U.S. Holder, you should complete and sign the Substitute Form W-9 that is included with the Letter of Transmittal, to be returned to the Depositary, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the Depositary. If you are a Non-U.S. Holder, you must generally submit an IRS Form W-8BEN (or other applicable IRS Form W-8) attesting to your exempt foreign status in order to qualify as an exempt recipient.

        If you do not provide a correct TIN, you may be subject to penalties imposed by the IRS. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against your U.S. federal income tax liability, provided the required information is given to the IRS. If backup withholding results in an overpayment of tax, you may obtain a refund by filing a U.S. Federal income tax return. You should consult your own tax advisors as to your qualification for exemption from backup withholding and the procedure for obtaining the exemption.

6.  Price Range of Shares; Dividends.

        The Shares trade on the Nasdaq Global Select Market under the symbol "ACCL". The following table sets forth the high and low sale prices per Share for the periods indicated. Share prices are as reported on the Nasdaq Global Select Market based on published financial sources.

	High	Low
Fiscal Year Ended December 31, 2012
First Quarter	$8.45	$6.43
Second Quarter	8.31	7.44
Third Quarter	8.91	7.59
Fourth Quarter	9.59	8.45
Fiscal Year Ended December 31, 2013
First Quarter	$9.97	$9.01
Second Quarter	9.98	7.75
Third Quarter	10.00	8.30
Fourth Quarter	9.96	8.68
Fiscal Year Ending December 31, 2014
First Quarter (through February 12, 2014)	$12.58	$9.42

        On January 29, 2014, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the closing sale price per Share reported on the Nasdaq Global Select Market was $9.72 per Share.

        On February 12, 2014, the last full day of trading prior to the commencement of the Offer, the closing sale price per Share reported on the Nasdaq Global Select Market was $12.48.

        Stockholders are urged to obtain a current market quotation for Shares.

7.  Certain Information Concerning Accelrys.

        General.    Accelrys is a Delaware corporation with its principal executive offices located at 5005 Wateridge Vista Drive, San Diego, California 92121. The telephone number for Accelrys is +1 (858) 799-5000. The following description of Accelrys and its business is qualified in its entirety by reference to Accelrys' Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and other publicly available documents and records on file with the SEC and other public sources.

        Accelrys develops and commercializes scientific business intelligence software and solutions that enable its customers to accelerate the discovery, development and manufacturing of new products and materials. Accelrys' customers include pharmaceutical, biotechnology and other life science companies, as well as companies that are in the energy, chemicals, aerospace and consumer packaged goods markets. Accelrys' software and service solutions are used by its customers' scientists, biologists, chemists and information technology professionals in order to aggregate, mine, integrate, analyze, simulate, manage and interactively report scientific data. Accelrys' customers differentiate themselves through scientific innovation. As a result, innovation in the discovery, development and manufacturing of new products, compliance with applicable regulations, rapid, cost-effective commercialization of such products and the ability to protect the intellectual property therein is crucial to its customers' success. Therefore, they invest considerable resources in technologies that help them to effectively design, plan and execute scientific experiments in a repeatable process and in compliance with regulations; leverage the vast amounts of information stored in both corporate databases and public data sources to optimize their processes and accelerate innovation; model, predict and analyze potential scientific outcomes; improve product and process understanding throughout development lifecycles; and access comprehensive, integrated and cross-referenced databases and reference works.

        Certain Financial Estimates and Forecasts Prepared by Accelrys.    Accelrys' senior management prepared and delivered to Dassault Systèmes SA, Parent and Purchaser certain financial estimates and forecasts, as described more fully below, in connection with our due diligence review for the Transactions. The financial estimates and forecasts are being provided in this Offer to Purchase only because Accelrys made them available to us. To our knowledge, Accelrys does not, as a matter of course, publicly disclose financial estimates, long-term forecasts or internal projections as to future performance, earnings or other results, and is particularly concerned with making such estimates, forecasts and projections due to the inherent unpredictability of the underlying assumptions and estimates. However, Accelrys has in the past provided limited annual guidance with respect to non-GAAP revenue and non-GAAP diluted earnings per share and has from time to time provided updates to such guidance in connection with its quarterly financial reporting.

        The financial estimates included the full year results for Accelrys on a standalone basis for the fiscal year ended December 31, 2013 and were prepared by Accelrys' senior management based on actual unaudited results for the three quarters to September 30, 2013 and estimates for the fourth quarter ended December 31, 2013, excluding the impact of its acquisition of Qumas Limited ("Qumas") (which was completed in December 2013). The financial estimates for Accelrys on a standalone basis were provided at meetings between representatives of Accelrys and representatives of Dassault Systèmes SA on December 11 and 12, 2013 and updated financial estimates were provided in mid-January 2014. Accelrys also delivered financial estimates for Qumas on a standalone basis for the fiscal year ended December 31, 2013 based on (i) actual unaudited results prepared by Qumas management for the three quarters to September 30, 2013, (ii) estimates prepared by Qumas management for the period from October 1, 2013 to December 8, 2013 and (iii) estimates prepared by Accelrys' senior management for the period from December 9, 2013 to December 31, 2013. The financial estimates for Qumas on a standalone basis were provided to Dassault Systèmes SA on January 8, 2014 and updated estimates were provided later in January 2014.

        The financial forecasts consisted of Accelrys' anticipated future operating results as a standalone entity, excluding the impact of Qumas, for the fiscal years 2014 through 2016. Accelrys provided a separate forecast of the anticipated future operating results of Qumas for 2014 through 2016. The two forecasts were combined to provide a financial forecast for Accelrys for 2014 through 2016 including Qumas. Accelrys advised us that these financial forecasts were used to facilitate Accelrys' strategic discussions. In addition, the financial estimates and forecasts were used by the Accelrys Board in connection with its evaluation of the Transactions in comparison to the prospects of continuing as a standalone company and were provided to Morgan Stanley & Co. LLC ("Morgan Stanley") for use in connection with the preparation of its fairness opinion delivered to the Accelrys Board and the related financial analyses conducted by Morgan Stanley.

        Below is a summary of the financial estimates and forecasts that are included to provide you with access to certain non-public information that Accelrys furnished to Dassault Systèmes SA, Parent and Purchaser in connection with the Transactions.

        Accelrys advised us that its senior management believes the financial estimates and forecasts were prepared in good faith and on a reasonable basis based on the best and most accurate information available to them at the time of their preparation and reflecting their best estimates, assumptions and judgments at the time. However, such financial estimates and forecasts are not actual results and should not be relied upon as being necessarily indicative of actual results for the periods presented. In particular, Accelrys advised us that the forecasts, while presented with numerical specificity, were based on numerous estimates and assumptions that are inherently uncertain and involve judgments with respect to, among other factors, future economic, competitive, regulatory and financial market conditions and matters specific to the business including future business decisions, all of which are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, the risks and uncertainties described in Accelrys' Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and subsequent filings made with the SEC. Such factors are difficult or impossible to predict accurately and, in many cases, are beyond

Accelrys' control. None of the estimates and forecasts were approved by Dassault Systèmes SA, Parent or Purchaser.

        As the financial forecasts reflect subjective judgment in many respects, they are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the financial forecasts constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the financial forecasts, including, but not limited to, Accelrys' performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in the Accelrys' reports filed with the SEC. None of Accelrys, Dassault Systèmes SA, Parent, Purchaser or their respective affiliates, advisors, officers, directors or representatives can give any assurance that the financial estimates and forecasts will be realized or that actual results will not be significantly higher or lower than the financial estimates and forecasts. The financial forecasts cover multiple years and therefore by their nature become less reliable with each successive year. In addition, Accelrys advised us that the financial estimates and forecasts were not prepared and are not presented with a view toward public disclosure, nor toward complying with the published guidelines of the SEC regarding forward-looking statements.

        Accelrys advised us that the financial estimates and forecasts were not prepared in accordance with accounting principles generally accepted in the U.S. ("GAAP") and are instead presented consistent with Accelrys' historical presentation of its non-GAAP operating results. As a result, in the case of the financial estimates and forecasts (i) Non-GAAP revenue includes deferred revenue fair value adjustment, (ii) Adjusted EBITDA is earnings that includes deferred revenue fair value adjustment, net royalty income, and acquisition-related cost of revenue, and excludes depreciation expense, purchased intangible asset amortization, stock-based compensation expense, and business consolidation, restructuring and headquarter-relocation costs and (iii) Non-GAAP earnings per share includes deferred revenue fair value adjustment and acquisition-related cost of revenue, and excludes purchased intangible asset amortization, stock-based compensation expense, business consolidation, restructuring and headquarter-relocation costs, gain on sale of intellectual property, amortization of note receivable discount and other costs. Non-GAAP earnings per share also reflect an effective pro-forma tax rate of 40%. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, non-GAAP financial measures used by one company may be different from non-GAAP financial measures used by other companies.

        The inclusion of the following summary of the financial estimates and forecasts in this Offer to Purchase should not be regarded as an indication that any of Dassault Systèmes SA, Parent, Purchaser or their respective affiliates, advisors or other representatives considered or consider the financial estimates and forecasts necessarily predictive of actual results for the periods presented, and the financial estimates and forecasts should not be relied upon as such. By including such summary in this Offer to Purchase, none of Dassault Systèmes SA, Parent, Purchaser nor any of their respective affiliates, advisors or other representatives has made or makes any representation to any Accelrys stockholder or other person regarding the performance of Accelrys as compared to the information contained in such financial estimates and forecasts. None of Accelrys or its affiliates, officers, directors, advisors or other representatives has made any representation to Dassault Systèmes SA, Parent or Purchaser, in the Merger Agreement or otherwise, concerning the financial estimates and forecasts. In addition, such financial estimates and forecasts were prepared during the periods described above and have not been updated to reflect any changes or events occurring after the date they were prepared, including, as applicable, the transactions contemplated by the Merger Agreement or the announcement thereof. Furthermore, Accelrys advised us that the financial estimates and forecasts do not take into account any applicable effect of the failure of the transactions described in the Merger Agreement to occur and should not be viewed as accurate or continuing in that context. None of Dassault Systèmes SA, Parent, Purchaser, Accelrys or their respective affiliates, officers, directors, advisors or other representatives undertakes any obligation, except as required by law, to update or otherwise revise the financial estimates and forecasts to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

        In light of the information and qualifications described above, Accelrys stockholders are strongly cautioned not to place undue, if any, reliance on the financial estimates and forecasts. Without limiting the generality of the foregoing, the following summary of the financial estimates and forecasts is expressly not intended to influence any Accelrys stockholder's decision whether to accept the Offer and to tender their Shares pursuant to the Offer.

        The updated financial estimates included full year results for Accelrys on a standalone basis for the fiscal year ended December 31, 2013 based on actual unaudited results for the three quarters to September 30, 2013 and estimates for the fourth quarter ended December 31, 2013. Non-GAAP revenue for the year ended December 31, 2013 was estimated to be $176 million, Adjusted EBITDA was estimated to be $37 million and Non-GAAP earnings per share was estimated to be $0.36. Such amounts exclude the impact of the Qumas acquisition.

        The updated financial estimates also included full year results for Qumas on a standalone basis for the fiscal year ended December 31, 2013 based on (i) actual unaudited results prepared by Qumas management for the three quarters to September 30, 2013, (ii) estimates prepared by Qumas management for the period from October 1, 2013 to December 8, 2013 and (iii) estimates prepared by Accelrys senior management for the period from December 9, 2013 to December 31, 2013. Non-GAAP revenue for the year ended December 31, 2013 was estimated to be $21 million and Adjusted EBITDA was estimated to be $3 million.

        The financial forecasts, which include pro forma estimates for the acquisition of Qumas, assume rapid growth in core and acquired revenue streams and a slowing decline in legacy revenue. The financial forecasts also assume Adjusted EBITDA margins increase to 22% in 2014 and to 24% by 2016.

	Fiscal Year Ending December 31, (numbers in millions, except per share amounts)
	2014E	2015E	2016E
Non-GAAP Revenue	$211	$234	$263
Adjusted EBITDA	$46	$53	$63
Non-GAAP Earnings Per Share	$0.43	$0.51	$0.61

        The financial estimates and forecasts should be evaluated, if at all, in conjunction with the information regarding Accelrys contained elsewhere in this Offer to Purchase and in the Schedule 14D-9 and the historical financial statements and other information regarding Accelrys contained in Accelrys' public filings with the SEC.

8.  Certain Information Concerning Dassault Systèmes SA, Parent and Purchaser.

        General.    Dassault Systèmes SA is a corporation with limited liability incorporated under the laws of France, with its principal executive offices located at 10 rue Marcel Dassault, CS 40501, 78946 Vélizy-Villacoublay Cedex, France. The telephone number of Dassault Systèmes SA is +33 (0)1 61 62 61 62. Dassault Systèmes SA, the 3DEXPERIENCE Company, is world leader in 3D design software, 3D Digital Mock Up and Product Lifecycle Management (PLM) solutions. It provides businesses and people with virtual universes to imagine sustainable innovations. Its 3DEXPERIENCE Platform leverages its world-leading 3D software applications to transform the way products are designed, produced, and supported, enabling businesses to craft delightful customer experiences. With the 3DEXPERIENCE Platform, our customers create "social enterprises" that involve their customers in the innovation process. With its online architecture, the 3DEXPERIENCE environment helps businesses to test and evaluate—anywhere in the development lifecycle of a product or service—the eventual experience they will deliver to their customers. In short, 3DEXPERIENCE powers the next-generation capabilities that drive today's Experience Economy. The Dassault Systèmes group is the world leader of the global PLM market based upon end-user software revenue. The PLM software market is comprised of 3D software for design, simulation, digital manufacturing, product data management and social collaboration and was estimated to have an addressable market size of approximately $16 billion in software and services as of 2011. During 2012, Dassault Systèmes SA expanded its strategy to encompass PLM within a broader market, which it defined as the 3DEXPERIENCE market and estimated that this addressable market opportunity represents approximately a doubling of the current PLM market based upon its internal estimates and external market data.

        Parent is a Delaware corporation, with its principal executive offices located at 175 Wyman Street, Waltham, Massachusetts 02451-1223. The telephone number of Parent is +1 (781) 810-3000. Parent is the primary operating company for Dassault Systèmes SA in the United States. Parent provides software, services, and other support to a wide variety of U.S. companies, and manages financial, operational, administrative and legal shared services for Dassault Systèmes companies throughout the Americas.

        Purchaser is a Delaware corporation with its principal executive offices located at 175 Wyman Street, Waltham, Massachusetts 02451-1223. The telephone number of Purchaser is +1 (781) 810-3000. Purchaser is a wholly owned direct subsidiary of Parent, which is a wholly owned indirect subsidiary of Dassault Systèmes SA. Purchaser was formed for the purpose of making a tender offer for all Shares and has not engaged, and does not expect to engage, in any business other than in connection with the Offer and the Merger.

        The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the past five years of (i) each director and executive officer of Dassault Systèmes SA, (ii) each director and executive officer of Parent, and (iii) each director and executive officer of Purchaser and certain other information are set forth in Schedule I hereto.

        Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, (i) none of Dassault Systèmes SA, Parent, Purchaser or, to the best knowledge of Dassault Systèmes SA, Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Dassault Systèmes SA, Parent or Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Dassault Systèmes SA, Parent, Purchaser or, to the best knowledge of Dassault Systèmes SA, Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Dassault Systèmes SA, Parent or Purchaser or any of the persons so listed has effected any transaction in Shares during the past 60 days.

        Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Dassault Systèmes SA, Parent, Purchaser or, to the best knowledge of Dassault Systèmes SA, Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Accelrys, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

        Except as set forth below, none of Dassault Systèmes SA, Parent, Purchaser (together, the "Corporate Entities") or, to the best knowledge of Corporate Entities, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with Accelrys or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no negotiations, transactions or material contracts between Dassault Systèmes SA or any of its subsidiaries or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Accelrys or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years. None of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the Corporate Entities or, to the best knowledge of the Corporate Entities, any of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, Federal or state securities laws, or a finding of any violation of Federal or state securities laws.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, Dassault Systèmes SA, Parent and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. These filings are also available to the public on the SEC's internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213.

9.  Source and Amount of Funds.

        We estimate that we will need approximately $760 million to (i) purchase all the issued and outstanding Shares validly tendered in the Offer and acquire all the remaining issued and outstanding Shares pursuant to the Merger, (ii) cash out certain equity awards granted by Accelrys and (iii) pay related transaction fees and expenses. Dassault Systèmes SA has and expects to continue to have, and will provide Purchaser with, sufficient funds to consummate the Transactions.

10.  Background of the Offer; Past Contacts or Negotiations with Accelrys.

        The following summarizes the material events (but only those material events) that led to the signing of the Merger Agreement and does not purport to catalogue every conversation or meeting among representatives of Dassault Systèmes SA and Accelrys.

        From time to time in the ordinary course of its business, Dassault Systèmes SA evaluates various business opportunities in an effort to enhance stockholder value and to complement its existing businesses. As part of this process, Dassault Systèmes SA identified Accelrys as a potential business partner to expand into the scientific innovation lifecycle management market.

        In January 2012, representatives of Dassault Systèmes SA contacted Mr. Max Carnecchia, the Chief Executive Officer of Accelrys, asking if he would meet with Mr. Bernard Charlès, the Chief Executive Officer of Dassault Systèmes SA, in connection with a planned business trip to San Diego by Mr. Charlès. The purpose of the meeting would be for Mr. Charlès to discuss with Mr. Carnecchia a possible business alliance between Dassault Systèmes SA and Accelrys. No material terms or specific transactions were discussed at that time.

        On February 13, 2012, Mr. Carnecchia and Mr. Michael Piraino, the Chief Financial Officer of Accelrys, met with Mr. Charlès and several other senior management members of Dassault Systèmes SA at Accelrys' headquarters in San Diego to discuss a potential business alliance between the two companies. Conversations continued between the two parties over the next several months and, on April 6, 2012, Accelrys entered into a confidentiality agreement with Dassault Systèmes SA.

Thereafter, and through the fall of 2012, senior executives of Accelrys met several times with senior executives of Dassault Systèmes SA in Boston, Paris and San Diego to continue such discussions. During this time, the parties never reached agreement on a potential business alliance between the two companies.

        On November 26, 2012, Mr. Thibault de Tersant, the Chief Financial Officer of Dassault Systèmes SA, contacted Messrs. Carnecchia and Piraino and told them that Dassault Systèmes SA was interested in entering into discussions to acquire Accelrys at a price of $10.50 per share of Accelrys common stock, representing an enterprise value of $455 million. Messrs. Carnecchia and Piraino responded that Accelrys was not for sale but that they would discuss the proposal with the Accelrys Board because of the interest expressed by customers in the complete solution that such a combination could bring and the understanding of each other's business that their respective teams had developed during their meetings.

        On December 4, 2012, Mr. Carnecchia and Mr. de Tersant had a telephone conversation, during which Mr. Carnecchia relayed to Mr. de Tersant the position of the Accelrys Board that Accelrys was not for sale and that Accelrys' stock price did not reflect Accelrys' potential which was still in the early stages of a transformation process. Mr. de Tersant requested further feedback on Dassault Systèmes SA's informal offer to acquire Accelrys and Mr. Carnecchia agreed to a follow-up conversation.

        On December 10, 2012, Mr. Carnecchia and Mr. de Tersant had a telephone conversation, during which Mr. Carnecchia told Mr. de Tersant that Accelrys was not for sale and therefore he could not give Mr. de Tersant precise guidance on an appropriate valuation. Mr. de Tersant indicated that Dassault Systèmes SA could slightly increase its informal offer to acquire Accelrys but could not justify an enterprise value in excess of $500 million, which at the time was approximately $11.20 per share taking into account Accelrys' cash situation and promissory notes. Mr. Carnecchia responded that he would not recommend any offer to the Accelrys Board that did not represent a market premium over financial analysts' forecasts of between $10.50 and $12.00 per share. Mr. Carnecchia and Mr. de Tersant agreed to discontinue discussions at that point and to consider Dassault Systèmes SA's informal offer to acquire Accelrys withdrawn.

        During the summer of 2013, representatives of Foros Securities LLC, Dassault Systèmes SA's financial advisors ("Foros"), reached out to representatives of Accelrys on more than one occasion about a potential transaction with Dassault Systèmes SA.

        On September 13, 2013, Mr. de Tersant contacted Mr. Carnecchia and told him that Dassault Systèmes SA continued to be interested in acquiring Accelrys and that Dassault Systèmes SA was motivated to complete a transaction between the two companies. Mr. Carnecchia responded that Accelrys was still focused on executing its business strategy and that he did not think the Accelrys Board would be supportive of a transaction with Dassault Systèmes SA at that time. However, Mr. Carnecchia advised Mr. de Tersant that he would reach out to the Accelrys Board to let them know of Dassault Systèmes SA's interest.

        On September 23, 2013, Mr. Carnecchia contacted Mr. de Tersant and advised him that if Dassault Systèmes SA's offer was at the same $10.50 per share level as its previous offer, then the Accelrys Board was not supportive of moving forward with discussions with Dassault Systèmes SA. Mr. de Tersant responded that, despite little organic growth in Accelrys' business over the last year, Dassault Systèmes SA could potentially offer more than $10.50 per share. However, Mr. de Tersant did not propose an alternative price that Dassault Systèmes SA might be willing to pay.

        On October 8, 2013, Mr. Carnecchia contacted Mr. de Tersant and told him that he had discussed Dassault Systèmes SA's interest with the Accelrys Board, but the Accelrys Board was still committed to growing Accelrys' business and Accelrys was not for sale. Mr. Carnecchia also stated, however, that as a public company, the Accelrys Board was obligated to fully consider any serious and meaningful third-party offer to acquire Accelrys.

        On October 30, 2013, Accelrys issued a press release after the close of the trading markets announcing its financial results for the quarter ended September 30, 2013.

        On November 11, 2013, Mr. de Tersant telephoned Mr. Carnecchia and told him that Dassault Systèmes SA had continued interest in acquiring Accelrys and indicated that he would be sending a written indication of interest to that effect.

        Later on November 11, 2013, Dassault Systèmes SA sent a non-binding written indication of interest to Accelrys. Dassault Systèmes SA's indication of interest noted that Accelrys' year-to-date results were below the financial model that Accelrys had shared with Dassault Systèmes SA in 2012. However, Dassault Systèmes SA indicated that, notwithstanding the financial performance of Accelrys over the past year, Dassault Systèmes SA was willing to offer a purchase price of $11.50 in cash per share of Accelrys Common Stock, and indicated that it might be able to justify up to an additional $1.00 per share of consideration if Dassault Systèmes SA could confirm certain expectations regarding Accelrys' future prospects and potential synergies between Accelrys and Dassault Systèmes SA. The indication of interest also stated that Dassault Systèmes SA was prepared to proceed in two stages: a three-week process to validate certain financial assumptions about Accelrys, followed by a 30-day exclusivity period for confirmatory due diligence and the negotiation of customary definitive agreements, during which time Accelrys would agree not to directly or indirectly solicit, discuss, encourage or accept an alternative proposal for an acquisition of any portion of its business.

        On November 22, 2013, Mr. Carnecchia and Mr. de Tersant had a brief telephone conversation, during which Mr. Carnecchia confirmed he had received Dassault Systèmes SA's written indication of interest and that he would be reviewing such indication of interest with the Accelrys Board at its next regularly scheduled meeting.

        On November 25, 2013, Mr. de Tersant sent an initial due diligence request list to Mr. Carnecchia and set forth a proposed timeline which provided for meetings between the two companies and their respective representatives in early December 2013 for the purpose of conducting due diligence. On November 26, 2013, Messrs. Carnecchia and Piraino responded to Mr. de Tersant that they had received his request list and timeline, but that the Accelrys Board had not accepted Dassault Systèmes SA's offer of $11.50 per share, that other parties had expressed interest in a potential acquisition of Accelrys and that, in response to such interest, Accelrys was in the process of retaining a financial advisor to advise the Accelrys Board on strategic alternatives.

        On November 27, 2013, representatives of Morgan Stanley, Accelrys' financial advisor, held a call with Foros and described a process for providing information regarding Accelrys and that Accelrys was conducting a process in which it was providing information to other parties interested in a transaction with Accelrys. Later that day, Paul Hastings, LLP, counsel to Accelrys, sent a new confidentiality agreement to Dassault Systèmes SA.

        On December 9, 2013, Accelrys announced the completion of its acquisition of Qumas Limited ("Qumas") for an aggregate purchase price of $50 million in cash, subject to working capital and other adjustments.

        On December 11, 2013 and December 12, 2013, Messrs. Carnecchia and Piraino and other representatives of Accelrys and Morgan Stanley met with Mr. de Tersant and other representatives of Dassault Systèmes SA and Foros at the offices of Morgan Stanley in New York to address Dassault Systèmes SA's due diligence requests and to update Dassault Systèmes SA on Accelrys' product pipeline, organization, strategy and financial outlook. At these meetings, representatives of Dassault Systèmes SA expressed, among other concerns, a growing concern with Accelrys' growth prospects.

        On December 14, 2013, representatives of Foros telephoned representatives of Morgan Stanley to summarize the conclusions from that week's due diligence session and discuss a process for Accelrys and Dassault Systèmes SA to progress toward a transaction. The representatives from Foros indicated that Dassault Systèmes SA had growing concern about Accelrys' growth prospects relative to the information provided by Accelrys, but that Dassault Systèmes SA would nevertheless work toward submitting a revised proposal. Foros also indicated that Dassault Systèmes SA would be sending a follow-up due diligence list to assist in Dassault Systèmes SA's further evaluation of a potential transaction. Representatives from Morgan Stanley communicated to Foros that Dassault Systèmes SA's previously proposed offer price of $11.50 per share was not acceptable to the Accelrys Board.

        During December 2013 and early January 2014, representatives of Paul Hastings and Morgan Stanley negotiated the new confidentiality agreement with representatives of Cravath, Swaine & Moore LLP, Dassault Systèmes SA's counsel ("Cravath"), and Foros.

        On December 20, 2013, Accelrys announced that two of its previously acquired subsidiaries had entered into a settlement agreement with Borealis AG ("Borealis") in connection with an ongoing arbitration of a dispute related to certain software and professional services arrangements that Borealis claimed were not completed pursuant to the terms of the underlying agreement between such subsidiaries and Borealis during periods prior to Accelrys' acquisition of such subsidiaries in 2010. Under the settlement agreement, Accelrys made a one-time settlement payment, net of any tax withholding, to Borealis of $16.0 million (with approximately $10.1 million of such amount being covered by insurance).

        On December 22, 2013, representatives of Morgan Stanley and representatives of Foros had a telephone call to discuss the process being undertaken by Accelrys and its advisors to solicit bids from other interested parties. During the call, representatives of Foros told representatives of Morgan Stanley that, while Dassault Systèmes SA still had concerns regarding Accelrys' future growth prospects, Dassault Systèmes SA intended to submit a revised proposal to Accelrys. In response, representatives of Morgan Stanley told the representatives of Foros that Dassault Systèmes SA's prior proposal of $11.50 per share of Accelrys Common Stock continued to be unacceptable to the Accelrys Board.

        On December 23, 2013, representatives of Morgan Stanley received a revised non-binding written indication of interest from Dassault Systèmes SA, along with a draft definitive agreement for a two-step acquisition involving a tender offer followed by a merger, confirmatory due diligence checklist, work flow and timeline schedule and form of exclusivity agreement. Such revised indication of interest provided that, in light of its due diligence findings with respect to Accelrys' expected 2013 performance and 2014 outlook, Dassault Systèmes SA was not willing to pay any additional consideration per share of Accelrys stock as it had indicated previously. Despite the inability to justify any additional consideration based on Accelrys' financial performance, however, the indication of interest stated that Dassault Systèmes SA was willing to pay $12.25 per share in cash only upon the firm conditions that (i) Accelrys would enter into a 21-day exclusivity period (commencing on January 3, 2014) with Dassault Systèmes SA and (ii) the parties would enter into and announce a definitive agreement for a two-step acquisition no later than January 24, 2014, which agreement would provide for certain deal protection measures, including "no-shop" and "matching rights" provisions and a "break-up" fee equal to 4% of Accelrys' equity value. Dassault Systèmes SA's revised indication of interest also provided that, if Accelrys did not accept the foregoing conditions, then Dassault Systèmes SA's offer would remain at $11.50 per share in cash.

        In the afternoon of December 26, 2013, representatives of Morgan Stanley called representatives of Foros and said that, while the Accelrys Board would like Dassault Systèmes SA to continue to participate in its sales process, the Accelrys Board would not agree to grant Dassault Systèmes SA exclusivity at a price of $12.25 per share. In addition, Morgan Stanley advised Foros that Accelrys had strong indications of interest from other parties and had due diligence meetings scheduled with such parties. As a counter proposal, Morgan Stanley told Foros that the Accelrys Board would support moving forward exclusively with Dassault Systèmes SA under the following conditions: (i) a purchase price of $13.00 per share of Accelrys Common Stock; (ii) exclusive negotiations with Dassault Systèmes SA until January 24, 2014, as Dassault Systèmes SA had requested; (iii) a "go-shop" provision in the definitive agreement between the parties allowing Accelrys to contact any party currently engaged in transaction-related discussions with Accelrys and providing for a lower break-up fee if Accelrys were to terminate its agreement with Dassault Systèmes SA to pursue another transaction with any such party; and (iv) during the exclusivity period until January 24, 2014, Accelrys would be permitted to speak to another party if such party were to offer more than $13.00 per share. In addition, Morgan Stanley advised Foros that Accelrys would not continue discussions with Dassault Systèmes SA if its proposed price to proceed on a non-exclusive basis was still $11.50 per share.

        Over the following several days, representatives of Foros spoke with representatives of Morgan Stanley and acknowledged that Dassault Systèmes SA understood that the Accelrys Board was not prepared at that time to recommend a transaction at $11.50 per share but stated that Dassault Systèmes SA was unwilling at that stage to propose a transaction at a price of $13.00 per share. The representatives of Foros indicated that Dassault Systèmes SA was willing to continue working on a nonexclusive basis, but that Dassault Systèmes SA was stretching to justify a price of $12.25 per share price based on its due diligence to date.

        On January 6, 2014, Accelrys and Dassault Systèmes SA entered into a new confidentiality agreement that included a "standstill" provision.

        On January 8, 2014, Mr. de Tersant and Mr. Carnecchia had a telephone conversation to discuss Dassault Systèmes SA's due diligence process and proposed meetings between representatives of Accelrys and representatives of Dassault Systèmes SA in San Diego scheduled to start later that week. Later on January 8, 2014, Accelrys provided representatives of Dassault Systèmes SA, Foros and Cravath access to the electronic data room in which Accelrys had posted information related to its business, assets, liabilities, products, research and development projects, personnel, intellectual property, financial forecasts and other data and information.

        Between January 10, 2014 and January 16, 2014, representatives of Dassault Systèmes SA met with the senior management team and other representatives of Accelrys at the offices of Paul Hastings in San Diego and by conference call to discuss certain aspects of Accelrys' business, including information related to its strategy for approaching its customer market, products, research and development pipeline, sales and marketing functions, tax and legal matters, historical financial information and financial forecasts, and other information relevant to the valuation of Accelrys. During the meetings, Accelrys provided the representatives of Dassault Systèmes SA with additional information they had requested, which information was also posted to the electronic data room.

        On January 13, 2014, Paul Hastings delivered to Cravath a revised draft of the proposed definitive agreement that Dassault Systèmes SA had provided to Accelrys. This revised draft proposed, among other things, a break-up fee of 2.25% of Accelrys' equity value.

        On January 15, 2014, Accelrys posted a draft definitive merger agreement, which had been prepared by Paul Hastings as an "auction draft" to the electronic data room.

        On January 17, 2014, representatives of Paul Hastings and representatives of Cravath, engaged in negotiations related to Accelrys' comments on the revised draft of the definitive agreement that Paul Hastings had sent to Cravath.

        On January 20, 2014, Messrs. Charlès and de Tersant contacted Mr. Carnecchia to discuss Dassault Systèmes SA's continued commitment to moving forward quickly with a transaction with Accelrys. At this point, Mr. Charlès asked Mr. Carnecchia if the Accelrys management team was committed to stay with the combined company and, although no specific terms were discussed, asked Mr. Carnecchia if he would agree to remain as the chief executive officer of Accelrys after the closing of the transaction.

        Also on January 20, 2014, Cravath delivered to Paul Hastings a revised draft of the proposed definitive agreement on behalf of Dassault Systèmes SA. The revised draft proposed, among other things, a break-up fee of 4% of Accelrys' equity value.

        On January 23, 2014, Dassault Systèmes SA delivered to Mr. Carnecchia a revised, written non-binding proposal to acquire Accelrys. The revised proposal indicated that Dassault Systèmes SA's view was that Accelrys had been fully valued at $11.50 per share, but that Dassault Systèmes SA was willing to raise its price to $12.25 per share in cash in return for Accelrys' agreeing to work expeditiously with Dassault Systèmes SA toward the signing of a definitive agreement. The revised proposal was conditioned on entering into a mutually acceptable definitive agreement providing for a break-up fee of 3.75% of Accelrys' equity value by January 29, 2014, and on the negotiation of a satisfactory post-closing employment agreement with Mr. Carnecchia to continue leading the Accelrys business. Dassault Systèmes SA also noted in its revised proposal that, while the Accelrys Board had previously offered to enter into exclusive negotiations with at a price per share of $13.00, Dassault Systèmes SA could not support a price approaching that level, even in return for exclusivity. Dassault Systèmes SA also expressly highlighted that Accelrys' total 2013 sales order performance was below the 2013 internal operating plan for sales orders that had been provided to Dassault Systèmes SA, despite several acquisitions that Accelrys had undertaken in prior periods. Dassault Systèmes SA expressed substantial concerns in the revised proposal about Accelrys' ability to deliver 2014 growth in-line with both Accelrys' management estimates and current analysts' estimates. In conection with Dassault Systèmes SA's proposal, Cravath delivered to Paul Hastings a further revised draft of the proposed definitive agreement.

        On January 25, 2014, representatives of Morgan Stanley communicated to representatives of Foros that in order for the Accelrys Board to be supportive of a deal with Dassault Systèmes SA, Dassault Systèmes SA needed to increase its offer to no less than $12.50 per share and agree to a break-up fee equal to 3.25% of Accelrys' enterprise value, which was approximately $21.9 million.

        On the morning of January 27, 2014, representatives of Foros informed representatives of Morgan Stanley that the timing with respect to the signing and announcement of the transaction continued to be very important to Dassault Systèmes SA and that Dassault Systèmes SA was highly focused on maintaining the timeline that it had proposed in connection with its revised, written non-binding proposal dated January 23, 2014. Foros also indicated that Dassault Systèmes SA valued certainty that, once announced, a transaction with Accelrys would close in a timely manner and thus Dassault Systèmes SA was asking for a $25 million break-up fee. Finally, Foros informed Morgan Stanley that if Accelrys could deliver on the timeline and agree to the $25 million break-up fee, Dassault Systèmes SA would be prepared to meet the Accelrys Board's asking price of $12.50 per share. In addition, representatives of Foros informed Morgan Stanley that Dassault Systèmes SA wanted to commence a dialog with Mr. Carnecchia regarding the terms of a satisfactory post-closing employment agreement with Mr. Carnecchia to continue leading the Accelrys business.

        Between January 25, 2014 and January 29, 2014, representatives of Paul Hastings and representatives of Cravath engaged in numerous calls with respect to due diligence matters and negotiations on the definitive agreement. Commencing on the afternoon of January 27, 2014, Mr. Carnecchia, Mr. de Tersant and representatives of Cravath and Paul Hastings engaged in telephone calls and negotiations relating to a post-closing employment agreement with Mr. Carnecchia to continue leading the Accelrys business. On January 29, 2014, Mr. Carnecchia and Mr. de Tersant had numerous telephone conversations with respect to the Summary of Terms, which was entered into by Mr. Carnecchia and Purchaser later on January 29, 2014 and which provides, among other things, that the consummation of the Transactions, which will collectively cause Accelrys to become a non-publicly traded subsidiary of Parent, will not in and of itself give Mr. Carnecchia the right to terminate his employment for Good Reason, as defined in his employment agreement, and provides that Mr. Carnecchia and Purchaser will use their good faith efforts to enter into other agreements with respect to the other terms contained in the Summary of Terms regarding Mr. Carnecchia's continuing as Chief Executive Officer of Accelrys.

        In the morning of January 30, 2014 (Central European Time), Accelrys and Dassault Systèmes SA entered into the Merger Agreement and issued a press release describing the proposed transaction.

11.  The Transaction Agreements.

        The following is a summary of the material terms of each of the Merger Agreement and the Confidentiality Agreement. It has been included to provide investors and stockholders with information regarding the terms of the Merger Agreement and the Confidentiality Agreement. It is not intended to provide any other factual information about Parent, Purchaser or Accelrys, any of their respective subsidiaries or affiliates, or any other party. The representations, warranties and covenants contained in the agreements were made only as of specified dates for the purposes of such agreements, were solely for the benefit of the parties to such agreements and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in the agreements and described in the following summary, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality that may not fully reflect or include all aspects of what may be viewed as material by stockholders. Information concerning the subject matter of such representations, warranties and covenants, which do not purport to be accurate as of the date of this Schedule TO, may have changed since the date of the agreements and subsequent information qualifying a representation, warranty or covenant may have been included in this Schedule TO. Investors are not third-party beneficiaries under the agreements. Accordingly, investors and stockholders are strongly encouraged not to rely on such representations, warranties and covenants as characterizations of the actual state of facts or condition of Accelrys, Parent, Purchaser, any of their respective subsidiaries or affiliates, or any other party.

        The following summary of the Merger Agreement and the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the definitive agreements themselves, which have been filed as exhibits to the Tender Offer Statement on Schedule TO filed with the SEC, which may be examined and copied as set forth in Section 8—"Certain Information Concerning Dassault Systèmes SA, Parent and Purchaser". For a complete understanding of each of the agreements, holders of Shares are encouraged to read the full text of each definitive agreement.

The Merger Agreement

        The Offer.    The Merger Agreement provides for the commencement of the Offer as promptly as practicable (but in no event later than 10 business days) after the date of the Merger Agreement. The obligations of Purchaser to accept for payment and pay for Shares validly tendered and not validly withdrawn pursuant to the Offer are subject only to the satisfaction, or waiver by Purchaser if permitted under the Merger Agreement, of the offer conditions described in Section 15—"Certain Conditions of the Offer" (the "Offer Conditions"). Purchaser expressly reserves the right to waive any Offer Condition or modify the terms of the Offer, however Purchaser may not, without the prior written consent of Accelrys, (i) reduce the number of Shares to be purchased in the Offer, (ii) reduce the Offer Price, (iii) waive the Minimum Condition, (iv) add to the Offer Conditions, (v) modify any Offer Condition in any manner adverse to Accelrys' stockholders, (vi) waive the Regulatory Conditions or the Governmental Authority Condition, (vii) extend the Offer other than as permitted under the Merger Agreement, (viii) change the form of consideration payable in the Offer, (ix) otherwise amend the Offer in any manner materially adverse to Accelrys' stockholders or (x) provide for or extend a "subsequent offering period" (as contemplated by Rule 14d-11 under the Exchange Act).

        Subject to the parties' termination rights described below under "Termination", Purchaser must extend the Offer for successive periods of 10 business days (but not beyond the Outside Date) if any of the Offer Conditions are not satisfied or waived (if permitted under the Merger Agreement) other than the Minimum Condition at any otherwise-scheduled expiration date. If all of the Offer Conditions are satisfied, waived (if permitted under the Merger Agreement) or by their nature would be satisfied at the otherwise-scheduled expiration date, Purchaser can extend the Offer or Accelrys can request

Purchaser to extend the Offer (in which case, Purchaser must extend the Offer), but (i) the Offer cannot be extended past the Outside Date, (ii) there can only be four such extensions in these circumstances (regardless of whether the extensions were initiated by Purchaser or at the request of Accelrys) and (iii) Purchaser is not required to extend the Offer following the consummation of a Company Takeover Proposal (as defined below, but for this purpose references to 20% in such definition are deemed to be references to 50%). Notwithstanding any of the limitations set forth above, Purchaser must also extend the Offer for any period required by any applicable law or judgment, or rule, regulation, interpretation or position of the SEC (or its staff) applicable to the Offer.

        The Merger.    The Merger will be governed by Section 251(h) of the DGCL and, in the event that the Offer is consummated, will be effected without a vote of Accelrys' stockholders. The closing of the Merger will be as soon as practicable after the Acceptance Time and subject to the satisfaction or waiver of all of the conditions to the Merger. On the date of closing of the Merger or as soon as practicable thereafter, Accelrys will file the certificate of merger with the Delaware Secretary of State. The Merger will become effective at the Effective Time (as defined herein).

        At the Effective Time, Purchaser will be merged with and into Accelrys, with Accelrys being the surviving corporation in the Merger (the "Surviving Corporation"). At the Effective Time, the separate corporate existence of Purchaser will cease and Accelrys will continue as the Surviving Corporation and a wholly owned subsidiary of Parent. The certificate of incorporation of the Surviving Corporation will be amended and restated to conform to Exhibit B to the Merger Agreement. The by-laws of Purchaser, as in effect immediately prior to the Effective Time, will be the by-laws of the Surviving Corporation. The directors of Purchaser immediately prior to the Effective Time, will be the directors of the Surviving Corporation. The officers of Accelrys immediately prior to the Effective Time will be the officers of the Surviving Corporation.

        The Merger Agreement provides that each Share issued and outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive an amount of cash equal to the Offer Price (the "Merger Consideration"), subject to any required withholding of taxes, except for (i) Shares owned by Accelrys' stockholders who perfect their appraisal rights under applicable Delaware law, which will be canceled and represent their rights under the DGCL, (ii) Shares owned by Accelrys (or held in Accelrys' treasury), Parent or Purchaser, which will be canceled and will cease to exist and (iii) Shares owned by any subsidiary of Accelrys or Parent (other than Purchaser), which will be converted into shares of common stock of the Surviving Corporation.

        Accelrys has granted outstanding awards of equity compensation under the following equity compensation plans: the Company 1994 Incentive Stock Plan, as amended, the Company 1995 Director Option Plan, as amended, the Company 2000 Stock Option Plan, the Company Amended and Restated 2004 Stock Plan, as amended, the Company 2004 New-Hire Equity Incentive Plan, the Intellichem, Inc. 2003 Stock Option Plan, as amended, the Symyx Technologies, Inc. 1997 Stock Plan, as amended, the Symyx Technologies, Inc. 2001 Nonstatutory Stock Option Plan, as amended, the Symyx Technologies, Inc. 2007 Stock Incentive Plan, as amended, the Synthematix, Inc. Amended and Restated 2000 Equity Compensation Plan, the Company 2011 Stock Incentive Plan and the Company ESPP (collectively, the "Company Stock Plans"). Accelrys agreed in the Merger Agreement to take the required actions so that:

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  each Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time will be canceled, and the holder thereof will be entitled to receive an amount in cash per Company Stock Option equal to (x) the excess, if any, of the amount of (1) the Offer Price minus (2) the exercise price per Share for such Company Stock Option, multiplied by (y) the total number of Shares subject to such Company Stock Option;

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  each Company RSU outstanding immediately prior to the Effective Time will be canceled, with the holder of such Company RSU becoming entitled to receive an amount in cash equal to the product of (x) the number of Shares subject to such Company RSU immediately prior to the Effective Time and (y) the Offer Price; and

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  with respect the rights of participants in the Company ESPP, each participant's outstanding right to purchase Shares under the Company ESPP will terminate on the day immediately prior to the Effective Time (if not terminated earlier pursuant to the terms of the Company ESPP) and all amounts allocated to such participant's account under the Company ESPP on such date will be used to purchase from Accelrys whole Shares at the applicable price determined under the terms of the Company ESPP and such Shares will be entitled to the Merger Consideration in connection with the Merger.

        Accelrys has also agreed to take the actions required in connection with the Company ESPP so that (i) participation following the date of the Merger Agreement is limited to those employees who are participants on the date of the Merger Agreement, (ii) except to the extent necessary to maintain the status of the Company ESPP as an "employee stock purchase plan" within the meaning of Section 423(b) of the Code and the regulations thereunder, participants cannot increase the rate of their payroll deductions or purchase elections from those in effect on the date of the Merger Agreement, (iii) no "offering period" will be commenced under the Company ESPP after the date of the Merger Agreement and (iv) the Company ESPP will terminate immediately following such purchases of Shares described above.

        Representations and Warranties.    In the Merger Agreement, Accelrys has made representations and warranties to Parent and Purchaser relating to Accelrys and its subsidiaries, including representations regarding: organization; standing; corporate power; subsidiaries; equity interests; capital structure; authority; execution, delivery and enforceability of the Merger Agreement; noncontravention; required consents; SEC documents; undisclosed liabilities; information supplied; absence of certain changes or events; taxes; employment benefit matters; employment and labor matters; matters under Rule 14d-10 of the Exchange Act; contracts; litigation; compliance with applicable laws; real property; intellectual property; environmental matters; insurance; customers; brokers; receipt of an opinion of Accelrys' financial advisor; and certain acknowledgements about Parent's and Purchaser's representations and warranties.

        In the Merger Agreement, Parent and Purchaser have made representations and warranties to Accelrys, including representations regarding: organization; good standing; corporate power; ownership and operations of Purchaser; authority; execution, delivery and enforceability of the Merger Agreement; noncontravention; required consents; information supplied; brokers; financing; interests in Accelrys; litigation; and certain acknowledgements about Accelrys' representations and warranties.

        Operating Covenants.    Accelrys has agreed that during the period commencing from the date of the Merger Agreement to the earlier of the termination of the Merger Agreement and the Effective Time (the "Pre-Closing Period"), Accelrys will, and will cause its subsidiaries to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with them, except for matters set forth in Accelrys' disclosure letter, as expressly required by applicable law or as otherwise expressly permitted or required by the Merger Agreement.

        Accelrys has also agreed not to take certain actions, and to cause its subsidiaries not to take such actions, during the Pre-Closing Period, except for actions (i) taken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) set forth in

Accelrys' disclosure letter or (iii) expressly required by applicable law or otherwise expressly permitted or required by the Merger Agreement. The restricted actions include:

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  declaring, setting aside or paying dividends or distributions, except by a wholly owned subsidiary of Accelrys to its parent; splitting, combining or reclassifying capital stock; exchanging or authorizing the exchange of other securities for its capital stock; and purchasing, redeeming or otherwise acquiring capital stock or other securities related to capital stock of Accelrys or any of its subsidiaries (except to pay the exercise price of Company Stock Options, for tax withholding purposes in connection with Company Stock Options or Company RSUs or in connection with the forfeiture of Company Stock Options or Company RSUs);

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  issuing, delivering, selling or granting any shares of capital stock, securities or rights convertible into capital stock or linked to the value of capital stock (except in connection with the exercise of Company Stock Options, rights under the Company ESPP and settlement of Company RSUs);

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  amending its certificate of incorporation, by-laws or comparable documents;

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  acquiring any business or entity or any assets that are material to Accelrys and its subsidiaries, taken as a whole;

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  adopting, entering into, establishing, terminating, amending or modifying any collective bargaining agreement, benefit plan or benefit agreement;

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  modifying, increasing or granting or accelerating payment or vesting of any compensation or benefit arrangements with or to any current or former director, officer, employee, contractor or consultant;

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  changing accounting methods, principles or practices, except as required by changes in GAAP or SEC rules;

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  selling, leasing, licensing, disposing of or subjecting to a lien any property or assets material to Accelrys and its subsidiaries, taken as a whole;

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  incurring, guaranteeing or otherwise becoming responsible for indebtedness; making any loans, advances, capital contributions or investments (except for travel and expense advances); and entering into leases with a term in excess of one year;

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  making or agreeing to make capital expenditure, except in accordance with Accelrys' capital expense budget or capital expenditures beyond such budget not in excess of $100,000 per month;

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  making or changing material tax elections or settling or compromising material tax liabilities or refunds;

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  paying, discharging or satisfying claims, liabilities or obligations, except for liabilities reflected in Accelrys' financial statements or in the ordinary course of business consistent with past practice; and cancelling any material indebtedness owed to Accelrys or any of its subsidiaries or waiving any claims or rights of substantial value;

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  entering into a material contract other than a customer contract; entering into or amending a customer contract unless the contract or amended contract (w) is in the ordinary course of business consistent with past practice, (x) does not include restrictions on modifying certain pricing terms for more than three years, (y) does not require the development or modification of Accelrys' source code or acceleration of the development of source code and (z) does not grant to specified organizations any license or right to Accelrys' software or service; amending, modifying or waiving a material right under a material customer contract involving more than

    $1,500,000 of annual revenue; amending, modifying or waiving any material right or remedy under any other material contract; and consenting to the termination of any material contract;

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  permitting material insurance policies to be canceled or terminated without notice to Parent;

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  adopting or entering into a plan or agreement of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or other transaction that would preclude or be inconsistent in any material respect with, or hinder or delay in any material respect, the Transactions;

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  engaging in any business other than the business substantially as currently conducted and proposed to be conducted by Accelrys and its subsidiaries;

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  selling, leasing, licensing, abandoning, letting lapse or otherwise disposing of any material intellectual property;

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  commencing any action, suit, litigation, arbitration, proceeding, hearing, inquiry, audit, examination or investigation involving a court or other governmental entity or arbitrator, except for routine matters in the ordinary course of business, in cases where failure to commence the action would result in a material impairment of a valuable aspect of Accelrys' business, in connection with a breach of the Merger Agreement or otherwise in connection with the Offer or the Merger; and

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  authorizing, committing or agreeing to take any of the foregoing actions.

        Accelrys and Parent have agreed not to, and have agreed to cause their respective subsidiaries not to, take any action that would, or would be reasonably likely to, result in any Offer Condition or any condition to the Merger not being satisfied.

        Company Takeover Proposals; Board Recommendation.    Accelrys has agreed that during the Pre-Closing Period it will not, and will direct its subsidiaries and its and subsidiaries' officers, directors, employees, investment bankers, attorneys and other advisors and representatives (collectively, "Representatives") not to, in each case except as expressly permitted by the Merger Agreement, (i) directly or indirectly solicit, initiate, knowingly encourage or knowingly facilitate the submission of any Company Takeover Proposal (as defined below) or inquiry that is reasonably likely to lead to a Company Takeover Proposal, (ii) enter into any agreement with respect to any Company Takeover Proposal, (iii) directly or indirectly participate in any discussions or negotiations with any person regarding any Company Takeover Proposal other than for the sole purpose of informing such person of the "no-shop" provisions of the Merger Agreement or (iv) furnish to any person any non-public information relating to Accelrys or its subsidiaries to knowingly facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Company Takeover Proposal. Any violation of these restrictions by a Representative or affiliate of Accelrys or its subsidiaries, whether or not such person is purporting to act on behalf of Accelrys or its subsidiaries, is deemed to be a breach of such restrictions by Accelrys.

        Prior to the Acceptance Time, however, Accelrys can furnish non-public information with respect to Accelrys to and participate in discussions or negotiations with a person and its Representatives that submits a written Company Takeover Proposal that was not solicited by Accelrys, its subsidiaries or Representatives and that did not otherwise result from a breach or a deemed breach of the provisions of the Merger Agreement regarding Company Takeover Proposals if (i) the Accelrys Board determines, in good faith, after consultation with its outside counsel and independent financial advisor, such Company Takeover Proposal is or would reasonably be expected to result in, or lead to, a Superior Company Proposal (as defined below), (ii) Accelrys complies with its other obligations under the Merger Agreement regarding Company Takeover Proposals, (iii) the Accelrys Board determines in good faith that failing to take such action would be inconsistent with its fiduciary duties under applicable law, (iv) the information furnished to such person is pursuant to a customary confidentiality agreement containing provisions no less favorable in the aggregate to Accelrys than those in the Confidentiality Agreement (but such terms are not required to restrict the submission to Accelrys of nonpublic Company Takeover Proposals) and (v) any such information that is furnished to the person is promptly furnished to Parent (if not otherwise available to Parent). If the Accelrys Board is unable to determine, in good faith, after consultation with its outside counsel and independent financial advisor, that such a Company Takeover Proposal is or would reasonably be expected to result in a Superior Company Proposal, then Accelrys may, subject to compliance with its "no-shop" obligations under the Merger Agreement, respond to such person with a written statement setting forth the reasons why the Accelrys Board was unable to determine whether such person's Company Takeover Proposal is or would reasonably be expected to result in a Superior Company Proposal.

        Accelrys has agreed that the Accelrys Board and its committees will not withhold, withdraw, qualify or modify in a manner adverse to Parent or Purchaser, or propose publicly to withhold, withdraw, qualify or modify in a manner adverse to Parent or Purchaser: its authorization and approval of the Merger Agreement and the consummation of the Transactions; its resolution that the Merger Agreement and the Merger will be governed by Section 251(h) of the DGCL and that the Merger will be consummated as soon as practicable following the Acceptance Time; its determination that the Merger Agreement and the Transactions are advisable and fair to, and in the best interests of, Accelrys and its stockholders and its recommendation that Accelrys' stockholders accept the Offer and tender their shares in the Offer (collectively, the "Board Recommendation"). Accelrys has also agreed that the Accelrys Board and its committees will not approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal or approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal. Notwithstanding, Accelrys and the Accelrys Board and its committees may take such action prior to the Acceptance Time (i) with respect to a Company Takeover Proposal if (x) the Accelrys Board determines in good faith, after consultation with its outside counsel and independent financial advisor, that such Company Takeover Proposal constitutes a Superior Company Proposal, and as a result thereof the Accelrys Board determines in good faith, after consultation with its outside counsel, that not changing the Board Recommendation or terminating the Merger Agreement to accept such Company Takeover Proposal would be inconsistent with its fiduciary duties under applicable law and (y) Accelrys complies with the requirements in the Merger Agreement regarding Parent's rights to present a new or revised proposal in light of the Superior Company Proposal or (ii) with respect to an Intervening Event that occurs, if the Accelrys Board determines in good faith, after consultation with its outside counsel, that not changing the Board Recommendation as a result of the Intervening Event would be inconsistent with its fiduciary duties under applicable law.

        The provisions of the Merger Agreement granting Parent rights to present a new or revised proposal in light of the Superior Company Proposal require Accelrys to notify Parent in writing of the Accelrys Board's intention to change the Board Recommendation or terminate the Merger Agreement to accept a Superior Company Proposal. The notice is required to describe all material terms and conditions of the Superior Company Proposal and attach a copy of the most current draft of any written agreement relating to such Superior Company Proposal. Accelrys must give Parent five calendar days after its notification of the Superior Company Proposal to propose revisions to the terms of the Merger Agreement or make another proposal. Any amendment to a material term or condition of the Superior Company Proposal requires a new notice and a new five calendar day period. If, after considering any proposed revisions or other proposal made by Parent, the Accelrys Board determines in good faith, after consultation with its outside counsel and independent financial advisor, that the Company Takeover Proposal continues to constitute a Superior Company Proposal and that failure to change the Board Recommendation or to terminate the Merger Agreement to accept such Company Takeover Proposal would continue to be inconsistent with its fiduciary duties under applicable law, the Accelrys Board may change the Board Recommendation or Accelrys may terminate the Merger Agreement to concurrently execute and deliver a definitive written agreement providing for the implementation of such Superior Company Proposal.

        Accelrys must promptly (and in any event within two calendar days) advise Parent that it has received a Company Takeover Proposal (or any material amendment or modification of a Company Takeover Proposal) and of the identity of the person making the Company Takeover Proposal. Accelrys must also keep Parent reasonably informed of the status of a Company Takeover Proposal, including any changes to its material terms, and provide to Parent with copies of all material correspondence and other written material sent or received by Accelrys in connection with any Company Takeover Proposal as soon as practicable (and in any event within two calendar days) after receipt or delivery thereof.

        As used in the Merger Agreement, "Company Takeover Proposal" means any proposal or offer contemplating or otherwise relating to a transaction or series of transactions (other than the Transactions) involving (i) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (A) a person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership of securities representing more than 20% of the outstanding shares of any class of voting securities of Accelrys, (B) Accelrys issuing securities representing more than 20% of the outstanding shares of any class of voting securities of Accelrys or (C) Accelrys merging or consolidating directly with another person and as of immediately following the consummation of such transaction, any person or persons other than stockholders of Accelrys as of immediately prior thereto would, directly or indirectly, own beneficially or of record securities representing more than 20% of the outstanding shares of any class of voting securities of the surviving entity or the resulting direct or indirect parent of such surviving entity, (ii) any sale, lease, exchange, transfer, acquisition or disposition of any assets that constitute or account for (x) 20% or more of the consolidated net revenues, consolidated net income or consolidated book value of Accelrys and its subsidiaries or (y) 20% or more of the fair market value of the assets of Accelrys and its subsidiaries or (iii) any liquidation or dissolution of Accelrys.

        As used in the Merger Agreement, "Intervening Event" means a material event or circumstance that was not known to the Accelrys Board on the date of the Merger Agreement (or if known, the consequences of which were not known to the Accelrys Board as of such date), which event or circumstance, or any consequence thereof, becomes known to the Accelrys Board prior to the Acceptance Time.

        As used in the Merger Agreement, "Superior Company Proposal" means a bona fide written Company Takeover Proposal that the Accelrys Board determines in good faith, after consultation with its outside counsel and independent financial advisor, is reasonably likely to be consummated if accepted and to be more favorable from a financial point of view to Accelrys' stockholders than the Transactions, in each case, taking into account all the terms and conditions of such Company Takeover Proposal and the Merger Agreement, all relevant circumstances, including the financial, regulatory and legal aspects of such Company Takeover Proposal, and the ability of the person making such Company Takeover Proposal to consummate the transactions contemplated by such Company Takeover Proposal (based upon, among other things, expectation of obtaining required approvals and any necessary financing), but all references to 20% in the definition of "Company Takeover Proposal" will be deemed to be references to "50%".

        Reasonable Best Efforts.    Each of the parties has agreed to use its reasonable best efforts to take all actions and to do, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including (i) observing applicable waiting periods and obtaining necessary actions or nonactions, waivers, consents and approvals from governmental entities and making necessary registrations and filings, (ii) defending legal proceedings challenging the Merger Agreement or the consummation of the Transactions and (iii) executing and delivering any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Merger Agreement.

        The parties specifically have agreed to make a filing under the HSR Act as promptly as practicable after the date of the Merger Agreement (but in no event later than ten business days after the date of the Merger Agreement). The offices of the Federal Trade Commission (the "FTC") and Antitrust Division of the Department of Justice (the "Antitrust Division") were closed on February 13, 2014 due to snow. The parties intend to make a filing under the HSR Act on the next day the FTC's and Antitrust Division's offices are open. The parties are making filings under the antitrust laws of Austria and Germany on February 13, 2014. The parties have agreed to supply any additional information or documents requested pursuant to the HSR Act and such antitrust laws and use their reasonable best efforts to cause the expiration or termination of the applicable waiting periods or to obtain the required approvals and consents under the HSR Act and such antitrust laws.

        The parties have submitted a joint voluntary notice under the Exon-Florio Amendment to CFIUS on February 11, 2014 and have agreed to supply additional information and documents requested in connection with the CFIUS review process.

        If any objections are asserted in connection with any necessary waivers, consents, approvals, orders and authorizations required pursuant to the HSR Act and the antitrust laws of Austria and Germany or the Exon-Florio Amendment and the CFIUS review process that would prevent consummation of the Transactions, Parent, Purchaser and Accelrys have agreed to offer or consent to any disposition of Accelrys' and its subsidiaries' assets or limits on Accelrys' and its subsidiaries' freedom of action with respect to any of its or their respective businesses. However, the Merger Agreement does not require (i) Parent, Purchaser, Accelrys and their respective affiliates or subsidiaries to agree to any term or take any action unless it is conditioned upon the consummation of the Transactions, (ii) Parent to dispose of any of its assets or to limit its freedom of action with respect to any of its businesses or assets (other than solely with respect to Accelrys and its subsidiaries following consummation of the Transactions), (iii) Parent to consent to any disposition of Accelrys' or its subsidiaries' assets or conditions or limits on Parent's or Accelrys' or its subsidiaries' freedom of action with respect to any of Accelrys' or its subsidiaries' respective businesses or assets, other than (A) dispositions required pursuant to the HSR Act or antitrust laws of Austria or Germany of assets of Accelrys or its subsidiaries that in 2013 generated less than $15,000,000 in revenues for Accelrys and its subsidiaries on a consolidated basis and (B) mitigation required by CFIUS that would not reasonably be likely to result in either (x) a reduction or loss of annual revenues from customers in excess of $2,000,000 or (y) aggregate expenditures by Parent and its subsidiaries (including Accelrys and its subsidiaries following the consummation of the Transactions) in excess of $4,000,000, or (iv) Parent to commit or agree to any of the foregoing or authorize or require Accelrys or any of its subsidiaries to commit or agree to any of the foregoing. In no event will Parent be required to consent to any disposition or condition or limitation in connection with the CFIUS review process that involves the disposition or licensing of any of Accelrys' software or source code to any competitor of Parent or Accelrys or its subsidiaries, the establishment of any escrow with, or requirement to otherwise provide access to, any governmental entity with respect to any of Accelrys' software or source code or that involves a proxy agreement or proxy board.

        Employee Matters.    Parent has agreed in the Merger Agreement to provide, until December 31, 2014, each employee who is actively employed by Accelrys or its subsidiaries and participates in benefit plans maintained primarily for the benefit of employees in the United States (regardless of whether an employee is regularly employed in the United States) at the Effective Time with an annual base salary or hourly rate of pay that is no less than his or her base salary or hourly rate of pay immediately prior to the Effective Time. Parent will provide such employees during such period with an annual cash bonus opportunity at least substantially comparable to those offered by Accelrys or its subsidiaries immediately before the Effective Time at target base salary multiples (or other target amounts) no less favorable than the target base salary multiples or other targets in effect for such employee during 2013, but with payment based on, as determined by Parent, achievement of performance criteria either established by Parent or established prior to the date of the Merger Agreement by Accelrys in respect of 2014. Accelrys has agreed to terminate its 401(k) plans and vest all participants under such plans one business day prior to and contingent on the closing of the Merger. Parent will give such employees full credit for prior service with Accelrys or its subsidiaries for purposes of (i) eligibility and vesting (but not for the accrual of benefits) under any compensation or employee benefit plan, policy, agreement or arrangement maintained by Parent or any of its subsidiaries in which such employee and his or her dependents will be eligible to participate and (ii) determining benefit levels under such arrangements or policy relating to vacation, except where such credit results in a duplication of benefits. Parent has also agreed to waive limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable medical or dental plan and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by such employees in the calendar year that the Effective Time occurs.

        Parent has agreed to comply with all applicable laws, directives and regulations regarding employees and employee benefits matters applicable to Accelrys' and its subsidiaries' other employees not described above.

        Indemnification and Insurance.    Parent and Purchaser have agreed to cause the Surviving Corporation to honor and fulfill the obligations of Accelrys and its subsidiaries with respect to indemnification, advancement of expenses and exculpation existing as of the date of the Merger Agreement in favor of the current or former directors and officers of Accelrys and its subsidiaries or any person who becomes a director or officer of Accelrys or its subsidiaries prior to the Acceptance Time under indemnification agreements in effect as of the date of the Merger Agreement and as provided in their respective certificates of incorporation and by-laws (and other similar organizational documents) as of the date of the Merger Agreement for actions taken prior to the Effective Time.

        At or prior to the Effective Time, Accelrys will purchase a six year "tail" prepaid insurance policy on terms and conditions no less advantageous to such indemnified persons than the existing directors' and officers' liability (and fiduciary) insurance maintained by Accelrys, covering, without limitation, the Transactions for a total premium no greater than as contained in a quote provided by Accelrys to Parent prior to the date of the Merger Agreement.

        Termination Fee.    Accelrys has agreed to pay Parent a termination fee of $25,000,000 (the "Termination Fee") if:

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  Accelrys terminates the Merger Agreement prior to the Acceptance Time to accept a Superior Company Proposal;

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  Parent terminates the Merger Agreement pursuant to subparagraph (iv) under "Termination"; or

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  (i) any person publicly announces, commences or discloses a Company Takeover Proposal or the making or existence of a Company Takeover Proposal, or an amendment to a Company Takeover Proposal made prior to the date of the Merger Agreement, otherwise becomes publicly known, (ii) the Offer remains open and expires following such public announcement, commencement or disclosure or such Company Takeover Proposal or amendment otherwise becoming publicly known, (iii) such Company Takeover Proposal is not publicly withdrawn at least 10 business days prior to such expiration date, (iv) the Minimum Condition is not satisfied at such expiration date, (v) the Merger Agreement is terminated subsequent to such expiration date pursuant to subparagraph (ii)(A), (ii)(C) or (iii) under "Termination" and (vi) prior to the date that is (x) 12 months after such termination, the transactions contemplated by a Company Takeover Proposal are consummated or (y) nine months after such termination, Accelrys enters into a definitive agreement to consummate the transactions contemplated by a Company Takeover Proposal and such transactions are thereafter consummated. References to 20% in the definition of "Company Takeover Proposal" for this purpose will be deemed to be references to "50%".

        If payable, the Termination Fee will be paid by wire transfer of same-day funds on the date of termination of the Merger Agreement by Accelrys, on the second business day following termination by Parent or on the date of the consummation of such transactions in the case of the third bullet above.

        Parent, Purchaser and Accelrys have agreed that payment of the Termination Fee will be the sole and exclusive remedy available to Parent and Purchaser for all losses and damages suffered with respect to the Merger Agreement (including its termination), the Transactions (including their abandonment) and any matter forming the basis for termination of the Merger Agreement in the event the Termination Fee becomes due and payable in connection with a valid termination of the Merger Agreement.

        Directors.    After the Acceptance Time, Purchaser may designate such number of directors on the Accelrys Board as will give Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Accelrys Board equal to at least that number of directors, rounded up to the next whole number that is the product of (i) the total number of directors on the Accelrys Board (including directors designated by Purchaser) multiplied by (ii) the percentage that (A) the number of Shares accepted for payment and paid for by Purchaser plus the number of Shares owned by Parent and Purchaser or any other subsidiary of Parent bears to (B) the total number of Shares. Notwithstanding, at least three members of the Accelrys Board prior to the Effective Time are required to be independent directors. After the appointment of Purchaser's designees to the Accelrys Board, the approval of a majority of the independent directors will be required for Accelrys to authorize: (i) any termination of, or any agreement to terminate, the Merger Agreement by or on behalf of Accelrys, (ii) any exercise or waiver of any of Accelrys' rights or remedies under the Merger Agreement, (iii) any amendment to Accelrys' certificate of incorporation, by-laws and other charter and organizational documents, (iv) any extension of time for, or waiver by Accelrys of, the performance of any of the obligations or other acts of Parent or Purchaser under the Merger Agreement, (v) any agreement between Accelrys and any of its subsidiaries, on the one hand, and Parent, Purchaser or any of their respective affiliates, on the other hand or (vi) any amendment, waiver or modification of the Merger Agreement that would, or would be reasonably likely to, adversely affect the rights of the holders of Accelrys' common stock under the Merger Agreement.

        Conditions to the Merger.    The obligations of Parent, Purchaser and Accelrys to effect the Merger are subject to the satisfaction or waiver by the party entitled to the benefit thereof of the following conditions:

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  Purchaser (or Parent on Purchaser's behalf) having accepted for payment Shares pursuant to the Offer, but Purchaser or Parent may not assert failure of this condition if, in breach of the Merger Agreement or the terms of the Offer, Purchaser (or Parent on Purchaser's behalf) fails to accept for purchase any Shares validly tendered and not validly withdrawn pursuant to the Offer;

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  No governmental entity in the United States, Austria or Germany having (i) enacted, issued or promulgated any law that is in effect as of immediately prior to the Effective Time and which has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, or (ii) issued or granted any judgment that is in effect as of immediately prior to the Effective Time and which has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger.

        Termination.    The Merger Agreement may be terminated at any time prior to the Acceptance Time:

            (i)  by mutual written agreement of Parent and Accelrys;

           (ii)  by either Parent or Accelrys:

            (A)  if Shares have not been accepted for payment pursuant to the Offer on or before the Outside Date or, if the Offer is extended beyond the Outside Date in compliance with the Merger Agreement, the expiration date of the Offer as a result of such extension, unless the failure of Shares to have been accepted for payment pursuant to the Offer is the result of a material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement;

            (B)  if a governmental entity in the United States, Austria or Germany has (x) enacted, issued or promulgated any law that is in effect as of immediately prior to the Acceptance Time and which has the effect of making the Offer or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer and the Merger or (y) issued or granted any judgment that is in effect as of immediately prior to the Acceptance Time and which has the effect of making the Offer or the Merger illegal or which has the effect of permanently prohibiting or preventing the consummation of the Offer and the Merger, and such judgment has become final and nonappealable; or

            (C)  if the Offer has terminated or expired in accordance with its terms (subject to the rights and obligations of Parent or Purchaser to extend the Offer) without Purchaser having accepted for payment any Shares pursuant to the Offer unless the material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement resulted in the failure of any Offer Condition or Purchaser not having accepted for payment any Shares pursuant to the Offer;

          (iii)  by Parent, if Accelrys breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform (x) would give rise to the failure of the Offer Conditions regarding accuracy of the representations and warranties and performance of the covenants contained in the Merger Agreement and (y) cannot be or has not been cured within 45 days after the giving of written notice to Accelrys of such breach (provided that Parent is not then in material breach of any representation, warranty or covenant contained in the Merger Agreement);

          (iv)  by Parent:

            (A)  if the Accelrys Board or any of its committees changes the Board Recommendation;

            (B)  if the Accelrys Board or any of its committees (A) approves any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal or (B) approves or recommends, or proposes publicly to approve or recommend, any Company Takeover Proposal; or

            (C)  if, after (x) the public announcement, commencement or disclosure of a Company Takeover Proposal or (y) the making or existence of a Company Takeover Proposal, or an amendment to a Company Takeover Proposal made prior to the date of the Merger Agreement, otherwise becoming publicly known, in either of (x) or (y), following the date of the Merger Agreement, the Accelrys Board fails to reaffirm publicly and unconditionally the Board Recommendation within 10 business days of Parent's written request that it do so;

           (v)  by Accelrys, prior to the Acceptance Time in order to accept a Superior Company Proposal if (x) Accelrys has satisfied all of the requirements for Parent's rights to present a new or revised proposal in response to a Superior Company Proposal and is otherwise in compliance in all material respects with its no-shop obligations, (y) Accelrys concurrently pays the Termination Fee and (z) the Accelrys Board concurrently approves, and Accelrys concurrently executes and delivers a definitive agreement providing for the implementation of such Superior Company Proposal; or

          (vi)  by Accelrys, if Parent or Purchaser breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform (x) would give rise to a Parent Material Adverse Effect (as defined below) and (y) cannot be or has not been cured within 45 days after the giving of written notice to Parent of such breach (provided that Accelrys is not then in material breach of any representation, warranty or covenant contained in the Merger Agreement).

        The term "Company Material Adverse Effect" is defined in Section 15—"Certain Conditions of the Offer".

        As used in the Merger Agreement, a "Parent Material Adverse Effect" means any event, condition, change, occurrence or development of a state of facts that, individually or in the aggregate with all other events, conditions changes, occurrences or developments of a state of facts, results in or would reasonably be expected to result in, the inability, material impediment or material delay in the consummation of the Transactions by Parent or Purchaser.

        Amendment or Supplement.    The Merger Agreement may be amended by the parties at any time prior to the Effective Time, subject to the requirements relating to independent directors and indemnification of officers and directors. However, following the Acceptance Time, there can be no amendment to the Merger Agreement that decreases the Offer Price or the Merger Consideration.

        Specific Performance.    The parties have agreed that any of them will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in addition to any other remedy to which they are entitled at law or in equity.

        Governing Law.    The Merger Agreement is governed by Delaware law.

The Confidentiality Agreement

        On January 6, 2014, Accelrys and Dassault Systèmes SA entered into a confidentiality agreement (the "Confidentiality Agreement"). Under the Confidentiality Agreement, Dassault Systèmes SA agreed, among other things, to keep all non-public information concerning Accelrys confidential (subject to certain exceptions) for a period of three years from the date of the agreement. Under the Confidentiality Agreement, Dasssault SA is also subject to certain customary standstill restrictions with respect to the securities of Accelrys and certain non-solicitation restrictions with respect to employees of Accelrys. The Confidentiality Agreement specifically supersedes an earlier confidentiality agreement entered into between Accelrys and Dassault on April 6, 2012, except that information provided prior to January 6, 2014 will be considered Confidential Information (as defined in the Confidentiality Agreement) only to the extent it was considered Confidential Information under such prior agreement.

12.  Purpose of the Offer; Plans for Accelrys.

        Purpose of the Offer.    The purpose of the Offer is to acquire control of, and the entire equity interest in, Accelrys. The Offer, as the first step in the acquisition of Accelrys, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is consummated, subject to the satisfaction or waiver of the conditions to the obligations of Parent and Purchaser to effect the Merger contained in the Merger Agreement, Purchaser intends to consummate the Merger immediately following the Acceptance Time.

        Holders of Shares whose Shares are purchased in the Offer will cease to have any equity interest in Accelrys and will no longer participate in the future growth of Accelrys. If the Merger is consummated, all current holders of Shares will no longer have an equity interest in Accelrys, regardless of whether they tender their Shares in connection with the Offer, and instead will only have the right to receive an amount in cash equal to the Offer Price or, to the extent that holders of Shares are entitled to and have properly demanded appraisal in connection with the Merger, the amounts to which such holders of Shares are entitled in accordance with Section 262 of the DGCL.

        Merger Without a Vote.    If the Offer is consummated, we are not required to and will not seek the approval of Accelrys' remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of each class of stock of the target corporation that would otherwise be required to adopt a merger agreement for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger without a vote of the stockholders of Accelrys in accordance with Section 251(h) of the DGCL.

        Appraisal Rights.    Under the DGCL, holders of Shares do not have appraisal rights as a result of the Offer. In connection with the Merger, however, stockholders of Accelrys who do not tender their Shares in the Offer will have the right to demand appraisal of their Shares under the DGCL. Stockholders who comply with the applicable statutory procedures under Section 262 of the DGCL will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with interest, if any, at the rate specified in Section 262 of the DGCL. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the price per Share paid in the Merger and the market value of Shares. In Weinberger v. UOP,  Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be the same as, or higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger. Moreover, Purchaser may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of Shares is less than the price paid in the Offer or the Merger. Stockholders also should note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer or the Merger, are not opinions as to, and do not otherwise address, fair value under Section 262 of the DGCL. If any Accelrys stockholder who demands appraisal under Section 262 of the DGCL fails to perfect or effectively withdraws or loses his or her right to appraisal and payment under the DGCL, such holder's Shares will thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, in accordance with the Merger Agreement. An Accelrys stockholder may withdraw his or her demand for appraisal by delivery to Purchaser of a written withdrawal of his or her demand for appraisal within 60 days after the Effective Time or subsequently with the written approval of the surviving corporation. Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights. Stockholders who tender their Shares in the Offer will not be entitled to exercise appraisal rights with respect thereto, but rather will receive the Offer Price.

        APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH ABOVE IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO STOCKHOLDERS WHO DO NOT TENDER THEIR SHARES IN THE OFFER IF THE MERGER IS CONSUMMATED. STOCKHOLDERS WHO WILL BE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING APPRAISAL RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH STOCKHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO.

        THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRES STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL. FAILURE TO FULLY AND PRECISELY FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR THE PERFECTION OF APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF THOSE RIGHTS. THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL IS NOT A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY APPRAISAL RIGHTS AVAILABLE UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DGCL.

        Plans for Accelrys.    Except as otherwise set forth in this Offer to Purchase, it is expected that, following the Merger, the business and operations of Accelrys will be continued substantially as they are currently being conducted. Dassault Systèmes SA and Parent intend to continue to evaluate the business and operations of Accelrys after the consummation of the Offer and the Merger and will take such additional actions as they deem appropriate under the circumstances then existing with a view to enhancing the development of Accelrys' potential in conjunction with Dassault Systèmes SA's and Parent's existing business.

        Our directors immediately prior to the Effective Time will become the directors of the surviving corporation at the Effective Time and Accelrys' officers immediately prior to the Effective Time will continue as the officers of the surviving corporation at the Effective Time. Also, assuming Purchaser purchases a majority of the outstanding Shares pursuant to the Offer, Parent will be entitled to exercise its rights under the Merger Agreement to obtain pro rata representation (rounded up to the nearest number of directors) on, and control of, Accelrys' Board. See Section 10—"The Transaction Agreements—Merger Agreement—The Merger".

        Except as described above or elsewhere in this Offer to Purchase (including Section 11—"The Transaction Agreements" and Section 12—"Purpose of the Offer; Plans for Accelrys"), neither we nor Parent has any present plans or proposals that would relate to or result in (i) any extraordinary transaction involving Accelrys or any of its subsidiaries (such as a merger, reorganization or liquidation), (ii) any purchase, sale or transfer of a material amount of assets of Accelrys or any of its subsidiaries, (iii) any material change in Accelrys' capitalization or dividend rate or policy or indebtedness, (iv) any change in the present board of directors or management of Accelrys, (v) any other material change in Accelrys' corporate structure or business, (v) any class of equity securities of Accelrys being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association, (vii) any class of equity securities of Accelrys becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act, (viii) the suspension of Accelrys' obligation to file reports under Section 15(d) of the Exchange Act, (ix) the acquisition by any person of additional securities of Accelrys, or the disposition of securities of Accelrys, or (x) any changes in Accelrys' charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the subject company.

        Going Private Transactions.    The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions, and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, stockholders will receive the same price per Share as that paid in the Offer.

13.  Certain Effects of the Offer.

        Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. Following the consummation of the Offer and subject to the satisfaction of the remaining condition set forth in the Merger Agreement, we, Parent and Accelrys will consummate the Merger as soon as practicable. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

        Market for Shares.    The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Dassault Systèmes SA, Purchaser and Parent.

        Stock Quotation.    The Shares are currently quoted on the Nasdaq Global Select Market. However, the rules of the Nasdaq Global Select Market establish certain criteria that, if not met, could lead to the discontinuance of quotation of Shares from the Nasdaq Global Select Market. Among such criteria are the number of stockholders, the number of shares publicly held and the aggregate market value of the shares publicly held. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, Shares no longer meet the requirements of the Nasdaq Global Select Market for continued quotation and the quotation of Shares is discontinued, the market for Shares would be adversely affected.

        Following the consummation of the Offer, it is possible that Shares would be traded on other securities exchanges (with trades published by such exchanges), the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for Shares would, however, depend upon the number of holders of Shares and the aggregate market value of Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of Shares under the Exchange Act, as described below, and other factors.

        Margin Regulations.    The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which designation has the effect, among other effects, of allowing brokers to extend credit on the collateral of Shares. Depending upon factors similar to those described above regarding the market for Shares and stock quotations, it is possible that, following the Offer, Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by Accelrys to the SEC if Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of Shares under the Exchange Act would substantially reduce the information required to be furnished by Accelrys to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Accelrys, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of Accelrys and persons holding "restricted securities" of Accelrys to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired. If registration of Shares under the Exchange

Act were terminated, Shares would no longer be "margin securities" or be eligible for quotation on the Nasdaq Select Global Market as described above. After consummation of the Offer, Dassault Systèmes SA, Parent and Purchaser currently intend to cause Accelrys to terminate the registration of Shares under the Exchange Act as soon as the requirements for termination of registration are met.

14.  Dividends and Distributions.

        The Merger Agreement provides that from the date of the Merger Agreement until the Effective Time, neither Accelrys nor any of its subsidiaries will declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock, except (i) dividends and distributions by a direct or indirect wholly owned subsidiary of Accelrys to its parent, or (ii) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

15.  Certain Conditions of the Offer.

        Notwithstanding any other provision of the Offer, and subject to the Merger Agreement and any applicable rules and regulations of the SEC, including Rule 14e-1(c) of the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), Purchaser will not be required to accept for payment or pay for any Shares validly tendered in the Offer unless:

  (i)
  at the expiration of the Offer, the number of Shares validly tendered and not validly withdrawn prior to the expiration of the Offer (excluding for the avoidance of doubt all Shares delivered pursuant to guaranteed delivery instructions for which certificates have not yet been delivered) represents at least a majority of the sum of (A) all Shares then outstanding; and (B) all Shares that Accelrys may be required to issue upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion, settlement, or exercise of all then outstanding options, warrants or securities convertible or exchangeable into Shares, or other rights to acquire or be issued Shares, regardless of the conversion or exercise price or other terms and conditions thereof (the "Minimum Condition")

  (ii)
  (A) any waiting period under the HSR Act (and any extensions thereof) applicable to the purchase of Shares pursuant to the Offer and the consummation of the Merger has expired or been terminated; (B) all applicable waiting periods under any other applicable antitrust laws in the United States, Germany and Austria have expired or been terminated and all applicable consents or approvals required under any other applicable antitrust laws in United States, Germany and Austria have been obtained (the conditions contained in subclause (A) and (B) are collectively referred to as the "Antitrust Condition"), (C) any required notification of the transaction pursuant to the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130) have been filed by Accelrys and any waiting period associated with such notification have expired or been terminated and (D) if a filing with CFIUS is made in accordance with the provisions of the Merger Agreement, written confirmation shall have been obtained from CFIUS that it has completed its review (or, if applicable, its investigation) under the Exon-Florio Amendment and determined that there are no unresolved national security concerns with respect to the Transactions (or that following an investigation, CFIUS reported the Transactions to the President of the United States and the President of the United States shall not have exercised his authorities under the Exon-Florio Amendment to suspend or prohibit such Transactions) (the "CFIUS Condition")(the conditions contained in this clause (ii) are collectively referred to as the "Regulatory Conditions"); and

  (iii)
  Parent has received a certificate from Accelrys, signed by the Chief Executive Officer of Accelrys and dated as of the Expiration Date, confirming that none of the matters set forth in paragraphs (b), (c) or (d) below have occurred.

          Furthermore, notwithstanding any other term of the Offer or this Agreement, Purchaser will not be required to accept for payment or pay for any Shares validly tendered in the Offer if, at any time on or after the date of the Merger Agreement and prior to the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists:

            (a)   (i) any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") of competent jurisdiction in the United States, Germany and Austria has (A) enacted, issued or promulgated any Federal, state, foreign, or other statute, law (including common law), ordinance, rule or regulation issued, enacted or otherwise put into effect by or under the authority of any Governmental Entity that is in effect as of immediately prior to the Effective Time and which has the effect of making the Offer or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer and the Merger, or (B) issued or granted any material judgment, order, decision, injunction or decree of any Governmental Entity (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the Effective Time and which has the effect of making the Offer or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger; or (ii) there are pending any suit, action or proceeding that has a substantial likelihood of success brought by any Governmental Entity of competent jurisdiction in the United States, Germany or Austria requiring or seeking to require any action that Parent and Purchaser would not be required to take or consent to under Section 6.03(e) of the Merger Agreement (the "Governmental Authority Condition");

            (b)   since the date of the Merger Agreement, there has been any event, change, effect, occurrence, state of facts or development which, individually or in the aggregate with all such other events, changes, effects, occurrences, states of facts or developments, has had or would reasonably be expected to have a Company Material Adverse Effect;

            As used in the Merger Agreement, a "Company Material Adverse Effect" means (a) any material adverse effect on the business, financial condition, financial performance or results of operations of Accelrys and its subsidiaries, taken as a whole, but not taking into account the effects of any Company Excluded Event (as defined below) occurring after the date of the Merger Agreement, or (b) any inability, material impediment or material delay in the consummation of the Transactions by Accelrys and its subsidiaries. "Company Excluded Event" means (i) any event, change, effect, occurrence, state of facts or development arising out of or relating to capital market conditions generally or general economic conditions, in each case in the United States or any foreign jurisdiction, (ii) any event, change, effect, occurrence, state of facts or development arising out of or relating to general geopolitical conditions, (iii) any change in applicable law or GAAP (or authoritative interpretation thereof), (iv) any change in general conditions in the industries in which Accelrys or any of its subsidiaries operates, (v) the announcement and pendency of the Merger Agreement and the Transactions, (vi) any actions taken in compliance with the Merger Agreement to obtain any approval or authorization under applicable antitrust laws or the Exon-Florio Amendment or in connection with the CFIUS review process for the consummation of the Offer or the Merger, (vii) changes in the market price or trading volume of Shares on the NASDAQ Global Market (but this exception will not prevent or otherwise affect a determination that any event, change, effect, occurrence, state of facts or development underlying such decline has resulted in or contributed to a Company Material Adverse Effect), (viii) failure(s) by Accelrys to meet any budgets, operating projections or forecasts, or published revenue or earnings predictions (but this exception will not prevent or otherwise affect a determination that any event, change, effect, occurrence, state of facts or development underlying such failure has resulted in or contributed to a Company Material Adverse Effect), (ix) earthquakes, hurricanes, floods, tsunamis or other natural disasters, (x) any effects resulting from any legal proceeding against Accelrys by the stockholders of Accelrys challenging or seeking to restrain or prohibit the consummation of the Offer and the Merger, and (xi) changes as a result of any action or failure to take action, in each case, consented to or requested by Parent, except, in the case of any change described in clause (i), (ii), (iii), (iv) or (ix) to the extent that Accelrys and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which Accelrys and its subsidiaries operate (in which case only the incremental disproportionate impact or impacts will be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect).

            (c)   (i) the representation and warranty of Accelrys set forth in Section 3.08(a) of the Merger Agreement (stating that between the date of the most recent audited financial statements filed with the SEC and the date of the Merger Agreement, no effect, occurrence, state of facts or development has occurred that has had or would reasonably be expected to have a Company Material Adverse Effect) is not true and correct, (ii) any representation and warranty of Accelrys set forth in Section 3.03 (Capital Structure) is not true and correct in any respect as of such time (except to the extent such representation and warranty expressly relates to an earlier date, in which case on and as of such earlier date), other than such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have more than a de minimis effect on the reasonably expected benefits of the Transactions to Parent and Purchaser, (iii) any representation and warranty of Accelrys set forth in Section 3.02 (Exchange of Certificates), Section 3.21 (Brokers) or Section 3.22 (Opinion of Financial Advisor) is not be true and correct in any material respect as of such time (except to the extent such representation and warranty expressly relates to an earlier date, in which case on and as of such date) or (iv) any other representation and warranty of Accelrys set forth in the Merger Agreement is not true and correct (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect set forth therein) as of such time (except to the extent such representation and warranty expressly relates to an earlier date, in which case on and as of such earlier date), solely with respect to this clause (iv), other than for such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect;

            (d)   Accelrys has failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Accelrys to be performed or complied with by it under the Merger Agreement; or

            (e)   the Merger Agreement has been terminated in accordance with its terms.

            The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser in their sole discretion regardless of the circumstances giving rise to any such condition or, subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC, may be waived by Parent and Purchaser (in whole or in part) at any time and from time to time in their sole discretion. Any reference to a condition or requirement being satisfied shall be deemed met or satisfied if such condition is waived. The failure by Parent, Purchaser or any of their affiliates at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

16.  Certain Legal Matters; Regulatory Approvals.

        General.    Except as described in this Section 16, based on its examination of publicly available information filed by Accelrys with the SEC and other publicly available information concerning Accelrys, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to Accelrys' business that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Parent as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under "State Takeover Statutes", such approval or other action will be sought. While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Accelrys' business, any of which under certain conditions specified in the Merger Agreement could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder. See Section 15—"Certain Conditions of the Offer".

        State Takeover Statutes.    A number of states (including Delaware, where Accelrys is incorporated) have adopted laws that purport, to varying degrees, to apply to attempts to acquire securities of corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business in those states or whose business operations otherwise have substantial economic effects in such states. Accelrys, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. To the extent that these state takeover statutes (other than Section 203 of the DGCL as described below) purport to apply to the Offer or the Merger, Parent and Purchaser believe that those laws conflict with U.S. federal law and are an unconstitutional burden on interstate commerce. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

        Section 203 of the DGCL prevents certain "business combinations" with an "interested stockholder" (generally, any person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the time such person became an interested stockholder, unless, among other things, prior to the time the interested stockholder became such, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became such. The Accelrys Board has taken all action necessary to exempt the Merger Agreement and the Transactions (including the

Offer and the Merger) from the provisions of Section 203 of the DGCL, and such action is effective as of January 30, 2014.

        Purchaser is not aware of any other state takeover laws or regulations which are applicable to the Offer or the Merger and has not attempted to comply with any other state takeover laws or regulations. If any government official or third party should seek to apply any state takeover law to the Offer or the Merger or other business combination between Purchaser or any of its affiliates and Accelrys, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In that case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 15—"Certain Conditions of the Offer".

        United States Antitrust Compliance.    Under the HSR Act, and the related rules and regulations that have been issued by the FTC, certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division and certain waiting period requirements have been satisfied. These requirements apply to Purchaser's acquisition of Shares in the Offer and the Merger.

        Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar day waiting period following the filing of certain required information and documentary material concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. The FTC's and Antitrust Division's offices were closed on February 13, 2014 due to snow. Each of Parent and Accelrys intend to file a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger on the next day the FTC's and Antitrust Division's offices are open, and, if so filed, the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on the date 15 calendar days later (or if such date is not a business day, the next business day after such date), unless earlier terminated by the FTC and the Antitrust Division, or Parent or Accelrys, as applicable, receives a request for additional information or documentary material prior to that time. If within the 15-calendar day waiting period either the FTC or the Antitrust Division requests additional information or documentary material from Parent or Accelrys, as applicable, the waiting period with respect to the Offer and the Merger would be extended for an additional period of ten calendar days following the date of Parent's or Accelrys', as applicable, substantial compliance with that request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act rules. After that time, the waiting period may be extended only by court order. The FTC or the Antitrust Division may terminate the additional 10-calendar day waiting period before its expiration. In practice, complying with a request for additional information and documentary material can take a significant period of time.

        The FTC and the Antitrust Division may scrutinize the legality under the antitrust laws of proposed transactions such as Purchaser's acquisition of Shares in the Offer and the Merger. At any time before or after the purchase of Shares by Purchaser, the FTC or the Antitrust Division could take any action under the antitrust laws that it considers either necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer and the Merger, the divestiture of Shares purchased in the Offer or the divestiture of substantial assets of Parent, Accelrys or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general also may bring legal actions under the antitrust laws under certain circumstances.

        Committee on Foreign Investment in the United States.    The Exon-Florio Amendment empowers the President of the United States of America to review and, if necessary, prohibit or suspend an acquisition of, or investment in, a U.S. company by a "foreign person" if the President, after investigation, determines that the foreign person's control threatens to impair the national security of the United States. Pursuant to the Exon-Florio Amendment, CFIUS has been delegated the authority to receive notices of proposed transactions, determine when an investigation is warranted, conduct investigations, require mitigation measures and submit recommendations to the President to suspend or prohibit the completion of transactions or to require divestitures of completed transactions. A party or parties to a transaction may, but are not required to, submit to CFIUS a voluntary notice of the transaction, except in limited circumstances, which do not apply in this case. CFIUS also has the power to initiate reviews on its own in the absence of a voluntary notification. The parties filed a voluntary notice with CFIUS pursuant to the Exon-Florio Amendment and its implementing regulations on February 11, 2014. See Section 15—"Certain Conditions of the Offer".

        Foreign Antitrust Laws.    As described above, it is also a condition to Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer that required approvals in respect of the transactions contemplated by the Merger Agreement shall have been obtained under the Austrian Cartel Act and the German Act Against Restraints of Competition. The parties filed pre-merger notification filings with the German merger control authority Bundeskartellamt and the Austrian merger control authority Bundeswettbewerbsbehörde on February 13, 2014. Purchaser is not aware, and Accelrys has advised Purchaser that it is not aware, of any other applicable restrictions or requirements under antitrust or other competition laws of jurisdictions other than the United States, Germany and Austria that make it necessary for Accelrys and Parent to make any additional filings in order to consummate the Transactions. If any other foreign antitrust laws are applicable to the Offer or the Merger, Purchaser and Accelrys intend to make any filings required thereunder.

        Other Foreign Laws.    Accelrys and Parent and certain of their respective subsidiaries and affiliates conduct business in several foreign countries where regulatory filings or approvals may be required or desirable in connection with the consummation of the Offer or the Merger. Parent and Accelrys are analyzing the applicability of any such laws and currently intend to take such action as may be required or desirable.

        Litigation.    On February 6, 2014, a putative class action lawsuit (Asselin v. Accelrys, Inc., et al., Case No. 9323-) was filed in the Court of Chancery of the State of Delaware, against Accelrys, each member of the Accelrys Board, Parent and Purchaser. The plaintiff, Jean-Guy Asselin, claims to be a stockholder of Accelrys, and purports to be acting on his own behalf and on behalf of Accelrys' stockholders. The complaint alleges that Accelrys' directors breached their fiduciary duties to Accelrys' stockholders in connection with the proposed sale of Accelrys to Parent by approving the Merger Agreement following an allegedly flawed sale process that failed to maximize shareholder value and by accepting allegedly unfair and inadequate consideration. Further, the complaint alleges that the other defendants aided and abetted these alleged breaches of fiduciary duty. The action seeks injunctive relief to prevent the defendants from proceeding with, consummating or closing the Transactions, damages and recovery of attorneys' fees, among other remedies. The Company, the Accelrys Board, Parent and Purchaser believe the respective allegations against them in the complaint are without merrit and intend to vigorously defend against these claims.

17.  Fees and Expenses.

        Foros Securities LLC is acting as Dealer Manager in connection with the Offer, for which services it will receive customary compensation. Parent and Purchaser have agreed to reimburse Foros Securities LLC for reasonable costs and expenses incurred in connection with its engagement, and to indemnify it and certain related parties against specified liabilities.

        Parent and Purchaser have retained Innisfree M&A Incorporated to act as the Information Agent and Computershare Trust Company, N.A. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

        The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable expenses and will be indemnified against certain liabilities and expenses in connection therewith.

        Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary, the Dealer Manager and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18.  Miscellaneous.

        The Offer is not being made to holders of Shares in any jurisdiction in which the making of the Offer would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

        No person has been authorized to give any information or to make any representation on behalf of Dassault Systèmes SA, Parent or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of Dassault Systèmes SA, Parent, Purchaser, the Depositary, the Information Agent or the Dealer Manager for the purpose of the Offer.

        Dassault Systèmes SA, Parent and Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Accelrys has filed with the SEC a Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the Board Recommendation and the reasons for such Board Recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7—"Certain Information Concerning Accelrys".

3DS ACQUISITION CORP.

February 13, 2014

 SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS OF DASSAULT SYSTÈMES SA
DIRECTORS AND EXECUTIVE OFFICERS OF PARENT
DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER
ROND POINT IMMOBILIER SAS AND EXECUTIVE OFFICERS OF ROND POINT IMMOBILIER SAS

        1.    Directors and Executive Officers of Dassault Systèmes SA.    The following table sets forth the name, citizenship, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each director and executive officer of Dassault Systèmes SA. The current business address of each person is Dassault Systèmes SA, Dassault Systèmes, 10 rue Marcel Dassault, 78140 Vélizy-Villacoublay, France, and the current business phone number of each person is +33 (0)1 61 62 61 62, unless otherwise noted below.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During at Least the Past Five Years
Charles Edelstenne, France	Function at Dassault Systèmes SA: Chairman of the Board of Directors.

Professional background: Charles Edelstenne was the founder of Dassault Systèmes SA in 1981 and was its Managing Director (Gérant) until it was transformed into a société anonyme in 1993. From 1993 to 2002, Mr. Edelstenne was Chairman and Chief Executive Officer (Président-Directeur Général) of Dassault Systèmes SA, and since 2002, Mr. Edelstenne has served as Chairman of the Board of Dassault Systèmes SA.

Main position: Chairman and Chief Executive Officer (Président-Directeur Général) of Dassault Aviation (a listed company) (until January 8, 2013) and Chief Executive Officer of Groupe Industriel Marcel Dassault SAS ("GIMD") since January 9, 2013 and Member of the Supervisory Board (Conseil de surveillance) of GIMD.

Other current positions and Directorships: In France: Director of Sogitec Industries SA, Director of Dassault Aviation, Thales and Carrefour (listed companies), Manager (Gérant) of sociétés civiles Arie, Arie 2, Nili and Nili 2. Outside France: Director of SABCA, Chairman of Dassault Falcon Jet Corporation, President of Dassault International, Inc.

Other positions expired during the last five years: Director of Thales Systèmes Aéroportés.
Bernard Charlès, France	Function at Dassault Systèmes SA: Director, President and Chief Executive Officer.

Professional background: Bernard Charlès has been Chief Executive Officer (Directeur Général) of Dassault Systèmes SA since 2002 when Mr. Edelstenne became solely the Chairman of the Company's Board. Since 1995, Mr. Charlès has had executive functions which he shared with Mr. Edelstenne. Prior to holding this position, Mr. Charlès served as Director of the New Technology, Research and Development and Strategy department from 1986 to 1988 and as President of Strategy, Research & Development from 1988 to 1995.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During at Least the Past Five Years

Other current positions and Directorships: Outside France: Chairman of the Board of Directors of Dassault Systemes SolidWorks Corp., Dassault Systemes Simulia Corp., Dassault Systemes Enovia Corp., Dassault Systemes Corp. and Dassault Systemes Geovia Inc.

Other positions expired during the last five years: Director of Business Objects, Chairman of the Board of Dassault Systemes Delmia Corp.
Thibault de Tersant, France	Function at Dassault Systèmes SA: Director, Senior Executive Vice President and Chief Financial Officer.

Professional background: Thibault de Tersant has been Senior Executive Vice President and Chief Financial Officer of Dassault Systèmes SA since 2003. He joined Dassault Systèmes SA in 1988 as Executive Vice President and Chief Financial Officer. Prior to joining Dassault Systèmes SA, Mr. de Tersant served as a finance executive at Dassault International. Mr. de Tersant is also a member of the Board of Directors of the DFCG (the French National Association of Chief Financial Officers and Financial Controllers).

Other current positions and Directorships: In France: President of Dassault Systèmes International SAS. Outside France: Manager (Gérant) of Elsys SPRL, Chairman of the Board of Directors of Spatial Corp., Director of Dassault Systemes SolidWorks Corp., Dassault Systemes Corp., Dassault Systemes Simulia Corp., Dassault Systemes Enovia Corp. and Temenos (a listed company).

Other positions expired during the last five years: Director of Icem Ltd., Director of Dassault Systemes Delmia Corp.
Jean-Pierre Chahid-Nourai, France	Function at Dassault Systèmes SA: Independent Director and Member of the Audit Committee.

Professional background: Jean-Pierre Chahid-Nouraï is an independent consultant. He was a managing Director (Administrateur Délégué) of Finanval Conseil from 1992 to 2007. A former member of the Executive Team (Gérance) and Chief Financial Officer of Michelin, Mr. Chahid-Nouraï has also worked as an investment banker for MM. Lazard Frères et Cie, Banque Vve Morin-Pons, Financière Indosuez and S.G. Warburg and as a consultant with McKinsey & Co. He has also contemporaneously taught finance at ESSEC, the Centre de Formation à l'Analyse Financière, INSEAD and CEDEP (Centre Européen d'Education Permanente).

Other current positions and Directorships: In France: Director of the Fondation Stanislas pour l'Education.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During at Least the Past Five Years
Other positions expired during the last five years: Director of Stanislas SA and of the Fondation Notre Dame de Garaison, Managing Director (Administrateur Délégué) of Finanval Conseil.
Nicole Dassault, France	Function at Dassault Systèmes SA: Director.
Main position: Member of the Supervisory Board (Conseil de surveillance) of GIMD.
Business address and telephone number: 9 Rond-Point des Champs Elysées-Marcel Dassault, 75008 Paris, France; +33 (0) 1 53 76 93 00.

Other current positions and Directorships: In France:Vice-Chairman of the Supervisory Board (Conseil de surveillance) of Immobilière Dassault SA, Chief Executive Officer (Directeur Général Délégué) of Rond-Point Immobilier SAS, Director of Dassault Aviation (a listed company), Dassault Medias SA, Société des Amis du Louvre, Société des Amis d'Orsay, Groupe Figaro SAS, and Artcurial SA.

Serge Dassault, France	Function at Dassault Systèmes SA: Director.
Main position: President and member of the Supervisory Board (Conseil de surveillance) of GIMD.
Business address and telephone number: 9 Rond-Point des Champs Elysées-Marcel Dassault, 75008 Paris, France; +33 (0) 1 53 76 93 00.

Other current positions and Directorships: In France: Honorary Chairman (Président d'honneur) and Director (Administrateur) of Dassault Aviation (a listed company), President of GIFAS (Groupement des Industries Françaises Aéronautiques et Spatiales), Chairman of the Board and Chief Executive Officer (Président Directeur Général) of Dassault Media SA, President of Groupe Figaro SAS, Société du Figaro SAS, Rond-Point Immobilier SAS, Rond-Point Holding SAS, Chief Executive Officer (Directeur Général) of Château Dassault SAS, Member of the Strategic Committee of Dassault Développement SAS, Manager (Gérant) of Société Civile Immobilière de Maison Rouge, Rond-Point Investissement SARL and SCI des Hautes Bruyères. Outside France: Director (Administrateur) of Dassault Falcon Jet Corporation, Dassault International Inc., Dow Kokam LLC and Chairman of Dassault Belgique.

Arnoud De Meyer, Belgium	Function at Dassault Systèmes SA: Independent Director and Member of the Scientific Committee.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During at Least the Past Five Years

Professional background: Arnoud De Meyer is President of the Singapore Management University. Mr. De Meyer is a specialist in the management of innovation and has published numerous articles and books on this subject. He was previously Director of Judge Business School (University of Cambridge, U.K.) and Professor of Technology Management at INSEAD and Deputy Dean of INSEAD in France in charge of Administration and External Relations. He has also taught at Waseda University and Keio Business School in Japan and created the INSEAD Campus in Singapore.

Main position: President of the Singapore Management University.

Other current positions and Directorships: Outside France: Director of Kylian Technology Management Pte. Ltd, Temasex Management Services Pte. Ltd, Singapore International Chamber of Commerce, SMU Ventures Pte. Ltd, Member of the Board of Directors of Singapore National Research Foundation.

Other positions expired during the last five years: Director of SR&DM, INSEAD (Singapore) and INSEAD EAC Pte. Ltd, Director of Option International NV Professor and Director of the Judge Business School at the University of Cambridge, United Kingdom.

Toshiko Mori, Japan	Function at Dassault Systèmes SA: Independent Director and Member of the Scientific Committee.

Professional background: Toshiko Mori is the Robert P. Hubbard Professor in the Practice of Architecture at Harvard University's Graduate School of Design and was the chairman of the Department of Architecture from 2002 to 2008. She is principal of Toshiko Mori Architect, and founder of VisionArc, a think-tank promoting global dialog for a sustainable future. Her firm's recent work includes performance spaces for the Brooklyn Children's Museum and for ART/New York, as well as the School of Environmental Science for Brown University, a Master Plan for New York University, and a laboratory facility for Novartis' Cambridge Campus. She is also a Member of the World Economic Forum Global Agenda Council on Design & Innovation, Member of the G1 Summit (Japan) and Master Jury.

Main position: Member of Tokisho Mori Architect PLLC.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During at Least the Past Five Years

Other current positions and Directorships: Outside France: Robert P. Hubbard Professor in Harvard Graduate School of Design, Member of the American Institute of Architects College of Fellows, Member of the World Economic Forum Global Agenda Council on Design & Innovation, Member of the Board of Architecture for Humanity, Member of the Supervisory Board (Conseil de surveillance) of A + U Magazine and of Sarasota Architectural Foundation, Member of the G1 Summit (Japan) and Master Jury Member in Aga Kahn Prize.

Other positions expired during the last five years: President of World Economic Forum Global Agenda Council on Design.
Odile Desforges, France	Function at Dassault Systèmes SA: Independent Director.

Professional background: Odile Desforges graduated from the Ecole Centrale Paris in 1973. She began her career at the Transport Research Institute, before joining Renault in 1981 as Planner and then Product Engineer. In 1986, she joined the Purchasing Department. She was Body Equipment Purchasing General Manager for Renault/Volvo Purchasing Organization, then for Renault. In 1999, she became Executive Vice-President of Renault VI-Mack Group, before becoming President of Volvo Group's 3P Business Unit.

In 2003, she was appointed Senior Vice-President, Purchasing, and Chairman and Managing Director of Renault Nissan Purchasing Organization. Between March 1, 2009 and July 1, 2012, she was Executive Vice-President, Engineering and Quality, and a member of the Group Executive Committee. She is currently a non-executive Director of Safran and Sequana.

Laurence Barthès, France	Function at Dassault Systèmes SA: Executive Vice President, Chief People & Information Officer.

Professional background: Laurence Barthès has been Executive Vice President, Chief People & Information Officer, since 2009. She began her career at Dassault Systèmes SA in 1987 in R&D and served in various management positions in quality, business process and product industrialization. In 2002 she was appointed Vice President, Customer Support & Satisfaction and in 2008 Chief Information Officer.

Pascal Daloz, France	Function at Dassault Systèmes SA: Executive Vice President, Corporate Strategy & Market Development.

Professional background: Pascal Daloz has been Executive Vice President Strategy & Market Development since 2003. Before joining the Company in 2001, he served five years at Arthur D. Little, where he was a consultant and member of Arthur D. Little's Technology Innovation Management team, and then four years at Credit Suisse First Boston Technology Group, where he served as a senior technology analyst.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During at Least the Past Five Years
Dominique Florack, France	Function at Dassault Systèmes SA: Senior Executive Vice President, Products & Strategy—R&D.

Professional background: Dominique Florack has been Senior Executive Vice President, Products & Strategy—R&D since 2007. Mr. Florack served as Executive Vice President, Strategy—R&D of Dassault Systèmes from 2004 to 2006, Executive Vice President—Strategy, Applications, R&D from 1995 to 1999, Director of Mechanical CAD from 1995 to 1995, Director of Strategy and Research from 1990 to 1993 and manager for database solutions from 1986 to 1989.

Philippe Forestier, France	Function at Dassault Systèmes SA: Executive Vice President, Global Affairs & Communities.

Professional background: Philippe Forestier has been Executive Vice President, Global Affairs & Communities of Dassault Systèmes SA since 2009. He joined Dassault Systèmes SA in 1981 and was responsible for marketing and technical support, then for sales and marketing for the Americas from 1995 to 2001, Executive Vice President, Alliances, Marketing and Communications until 2006, and Executive Vice President, Network Selling through 2008.

Bruno Latchague, France	Function at Dassault Systèmes SA: Executive Vice President, Global Sales Strategy & Operations, 3DS Value Solutions Executive Vice President, "Managing Director" for North America.
Business address and telephone number: Dassault Systemes Americas Corp., 175 Wyman Street, Waltham, Massachusetts 02451-1223; +1 (781) 810-3000.

Professional background: Bruno Latchague has been in charge of the Global Sales Strategy & Operations since 2011 and he was named Executive Vice President, North America Managing Director in 2013. He also managed 3DS Value Solutions, Dassault Systèmes' indirect sales network, from 2011 to October 2013. Mr. Latchague served as Director of CATIA Products Infrastructure in 1990, where he developed the CATIA Version 4 architecture. As Senior Manager of Industrialization and Maintenance in 1988, he defined development and certification tools for CATIA Version 3. In 1986, as Manager of CATIA Software Infrastructure, he established the first open system architecture for CATIA Version 3 Release 1, allowing for greater flexibility to answer customer needs. He became Executive Vice President Research and Development in 1995, responsible for the CATIA/ENOVIA/DELMIA/SPATIAL architecture and components, in particular for V5 3D PLM Foundations, and for the industrialization and maintenance of the 3D PLM solutions.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During at Least the Past Five Years
Before joining DS, Mr. Latchague served as Manager of CAD/CAM Products Support at the Régie Nationale des Usines Renault.
Sylvain Laurent, France	Function at Dassault Systèmes SA: Executive Vice President, 3DS Business Transformation.

Professional background: Sylvain Laurent has been Executive Vice President, 3DS Business Transformation since 2011. He joined Dassault Systèmes SA in 2008 as head of BT Sales in Europe. Mr. Laurent previously worked at Siemens PLM Software and IBM PLM.

Monica Menghini, France	Function at Dassault Systèmes SA: Executive Vice President, Industry, Marketing & Corporate Communications.

Professional background: Monica Menghini has been Executive Vice President, Industry, Marketing & Corporate Communications since January 1, 2012, after becoming part of the Executive Committee in July 2011, when she was promoted to Executive Vice President, Industry. Ms. Menghini joined Dassault Systèmes SA in 2009 to serve as Vice President, Industry for the consumer goods, consumer packaged goods, and retail sectors. Between 2007 and 2009 she worked in partnership with Dassault Systèmes SA. Ms. Menghini previously held various management positions at Saatchi & Saatchi and Procter & Gamble.

        2.    Directors and Executive Officers of Parent.    The following table sets forth the name, citizenship, business address, business phone number, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each director and executive officer of Parent. The current business address of each person is Dassault Systemes Americas Corp., 175 Wyman Street, Waltham, Massachusetts 02451-1223, and the current business phone number of each person is (781) 810-3000, unless otherwise noted below.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During at Least the Past Five Years
Bruno Latchague, France	Function at Parent: Executive Vice President, Global Sales Strategy & Operations, Managing Director North America.
Professional background: (See information provided for Dassault Systèmes SA above.)
Scott Berkey, United States	Function at Parent: Director.

Professional background: Scott Berkey is responsible for all aspects of SIMULIA strategy and business operations. As SIMULIA CEO, he also serves as a member of Dassault Systèmes' Global Executive Management team.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During at Least the Past Five Years

He has an extensive background in engineering technology and enterprise collaboration. Previously, Mr. Berkey served as CEO of Axentis, Inc., which develops software for managing enterprise governance, risk, and compliance. He served as President and CEO at Proficiency Ltd, a software company for product data integration and engineering collaboration. Mr. Berkey has also held executive-level positions at SDRC, including responsibilities for the Asia-Pacific region, Metaphase operations, and North American sales. Mr. Berkey earned a Bachelor of Science degree in applied science from Miami University in Oxford, Ohio, and a MBA from Xavier University in Cincinnati, Ohio.

Albert J. Burnshaft, United States	Function at Parent: Director and Senior Vice President.

Professional background: Al Bunshaft is the Senior Vice President of Dassault Systèmes' Americas Corporation where he spearheads key strategic initiatives and corporate leadership programs, including the company's expansion into the U.S. federal government sector. Prior to joining Dassault Systèmes, Mr. Bunshaft served as global vice president of IBM PLM, helping major manufacturing companies transition from physical to digital design practices and played a key role in the development of the first digitally designed automobile. He held numerous executive positions at IBM, including a four-year assignment in Tokyo managing the company's Unix business across Asia. After joining IBM in 1984 as a computer graphics programmer, he worked on the early development of virtual reality and the first 3D graphic programming languages. He received his Bachelor of Science in Computer Science and Mathematics from the University at Albany, State University of New York and has a Master of Science in Computer Engineering from Rensselaer Polytechnic Institute (RPI), where he was a researcher at RPI's Center for Interactive Computer Graphics, a National Science Foundation sponsorship.

Deborah Dean, United States	Function at Parent: Director, Secretary, Vice President and General Counsel.

Professional background: Deborah Dean is currently Vice President, General Counsel-Americas for Dassault Systèmes. Deborah joined Dassault Systèmes in 2006 through the acquisition of MatrixOne, Inc., where she served as General Counsel for several years. Prior to joining MatrixOne, she served as counsel to several clients, including, among others, Lucent Technologies, Kenan Systems Corporation, Vertigo Development Group, and VERSYSS Incorporated, where she also served as Vice President-Legal for four years. She started her legal career as an attorney in the corporate department at the Boston law firm Haussermann, Davison & Shattuck. Deborah received her B.A. from Wellesley College and Juris Doctor from Northeastern University School of Law.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During at Least the Past Five Years
Xavier Hermen, France	Function at Parent: Director.

Professional background: Xavier Hermen is CFO for Dassault Systèmes in North America and Latin America. Prior to this role, Mr. Hermen was CFO for Dassault Systèmes in Asia based in Tokyo, Japan, in charge of finance, contracts negotiation, sales administration and facilities. During the four years preceding his position in Japan, Mr. Hermen was based in Auburn Hills (Detroit), MI and was CFO, DELMIA brand for Dassault Systèmes. He had previously held the positions of CFO of Dassault Systèmes' Consulting Services Division and of Dassault Systèmes' Director of Planning and Control. Before joining Dassault Systèmes in 1998, Mr. Hermen was MIS Manager at Crown Cork and Seal in Paris and Finance and Planning Manager at Saresco, Paris, France. He started his career as Consultant, Engagement Manager with Andersen Consulting (now Accenture) in Paris. He holds an MBA in Finance from the prestigious ESSEC Business School, Paris, France.

Nadkishor Manohar Kalambi, India	Function at Parent: Director, Chief Executive Officer of Dassault Systèmes Enovia Corp.

Professional background: Nandkishore Kalambi is CEO of Dassault Systèmes' ENOVIA brand. Joining Dassault Systèmes in 2006 through the acquisition of MatrixOne, he was the General Manager for ENOVIA's Asia Pacific business and recently Managing Director for Dassault Systèmes in the India/Asia Pacific South region prior to his recent appointment as CEO of the ENOVIA brand. Prior to MatrixOne / Dassault Systèmes, he pioneered the introduction of ERP and SCM solutions in different parts of Asia, based out of Singapore and Japan. Mr. Kalambi worked with SAP in India and Singapore. A Mechanical Engineer by qualification, Mr. Kalambi graduated in 1984 from the University of Delhi with a Bachelor's in Mechanical Engineering

Kathy Allen, United States	Function at Parent: Chief Financial Officer.

Professional background: Ms. Allen holds a Bachelor of Science in Business Administration from the University of North Carolina at Chapel Hill and a Master of Professional Accounting from the University of Texas at Austin. Ms. Allen has been a licensed CPA since May 1994. She worked at IBM in multiple finance positions for 13 years and then became CFO of the IBM PLM division for four years. She then joined Dassault Systèmes in 2010 and worked for two years as the VP of DS' EMEA Sales Business Administration. She is currently CFO of Parent and Treasurer of Dassault Systemes Corp.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During at Least the Past Five Years
Thibault de Tersant, France	Function at Parent: Assistant Secretary.
Business address and telephone number: Dassault Systèmes, 10 rue Marcel Dassault, 78140 Vélizy-Villacoublay, France; +33 (0)1 61 62 61 62.
Professional background: (See information provided for Dassault Systèmes SA above.)
Daniel J. Barnes, United States	Function at Parent: Treasurer.

Professional background: Mr. Barnes has been Treasurer of Parent since 2013, and also serves as the Finance Director of its Shared Services Center. Prior to that, Mr. Barnes served as the Controller of the company and its subsidiary, Dassault Systemes Enovia Corp. (formerly named MatrixOne, Inc.), since joining the Dassault Systèmes group in 2006. His early career experience includes eight years at Deloitte and various senior finance positions at several public and private software companies. Mr. Barnes has been a Certified Public Accountant since May 1992, and holds his Bachelor's degree in Accounting from the University of Massachusetts and Master's degree in Taxation from Bentley University.

        3.    Directors and Executive Officers of Purchaser.    The following table sets forth the name, citizenship, business address, business phone number, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each director and executive officer of Purchaser. The current business address of each person is Dassault Systemes Americas Corp., 175 Wyman Street, Waltham, Massachusetts 02451-1223, and the current business phone number of each person is (781) 810-3000, unless otherwise noted below.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During at Least the Past Five Years
Bernard Charlès, France	Function at 3DS Acquisition Corp.: Director, President and Chief Executive Officer.
Business address and telephone number: Dassault Systèmes, 10 rue Marcel Dassault, 78140 Vélizy-Villacoublay, France; +33 (0)1 61 62 61 62.
Professional background: (See information provided for Dassault Systèmes SA above.)
Thibault de Tersant, France	Function at 3DS Acquisition Corp.: Director and Secretary.
Business address and telephone number: Dassault Systèmes, 10 rue Marcel Dassault, 78140 Vélizy-Villacoublay, France; +33 (0)1 61 62 61 62.
Professional background: (See information provided for Dassault Systèmes SA above.)

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During at Least the Past Five Years
Deborah Dean, United States	Function at 3DS Acquisition Corp.: Director and Assistant Secretary.
Professional background: (See information provided for Parent above.)

        4.    Rond Point Immobilier SAS and Executive Officers of Rond Point Immobilier SAS.    Dassault Systèmes SA is ultimately controlled by Rond Point Immobilier SAS ("RPI"), a corporation with limited liability incorporated under the laws of France, with its principal executive offices located at Groupe Industriel Marcel Dassault, 9 Rond-Point des Champs Elysées-Marcel Dassault, 75008 Paris, France. The telephone number of RPI is +33 (0) 1 53 76 93 00. The following table sets forth the name, citizenship, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each executive officer of RPI. The current business address of each person is Groupe Industriel Marcel Dassault, 9 Rond-Point des Champs Elysées-Marcel Dassault, 75008 Paris, France, and the current business phone number of each person is +33 (0) 1 53 76 93 00.

Name and Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During at Least the Past Five Years
Nicole Dassault, France	Function at RPI: General Manager.
Professional background: (See information provided for Dassault Systèmes SA above.)
Serge Dassault, France	Function at RPI: President and Chief Executive Officer.
Professional background: (See information provided for Dassault Systèmes SA above.)

        The Letter of Transmittal, any certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

By Mail:	By Overnight Courier:
Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

        Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th floor
New York, New York 10022
Stockholders may call toll free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833

The Dealer Manager for the Offer is:

Foros Securities LLC
461 Fifth Avenue, 17th Floor
New York, NY 10017
(212) 340-7000